UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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HNI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HNI CORPORATION
408 EAST SECOND STREET
MUSCATINE, IOWA 52761
563-272-7400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2016 Annual Meeting of Shareholders of HNI Corporation will be held at Allsteel Corporate Headquarters, 2210 Second Avenue, Muscatine, Iowa, on Tuesday, May 10, 2016, beginning at 10:30 a.m. (Central Daylight Time), for the purposes of:

1.	Electing two Directors for a term of three years each or until their successors are elected and qualified;

2.	Ratifying the Audit Committee's selection of KPMG LLP as the Corporation's independent registered public accountant for the fiscal year ending December 31, 2016;

3.	Holding an advisory vote to approve named executive officer compensation; and

4.	Transacting any other business properly brought before the meeting or any adjournment or postponement.

The holders of record of HNI Corporation common stock, par value $1.00 per share, as of the close of business on March 11, 2016, are entitled to vote at the meeting.

You are encouraged to attend the meeting.

By Order of the Board of Directors,
Steven M. Bradford
Senior Vice President, General Counsel and Secretary
March 25, 2016

YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PREPAID ENVELOPE OR VOTE USING THE TELEPHONE OR INTERNET VOTING PROCEDURES DESCRIBED ON THE PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER HOLDER OF RECORD, TELEPHONE OR INTERNET VOTING WILL BE AVAILABLE TO YOU ONLY IF OFFERED BY THEM. THEIR PROCEDURES SHOULD BE DESCRIBED ON THE VOTING FORM THEY SEND TO YOU.

TABLE OF CONTENTS

INFORMATION ABOUT VOTING...........................................................................................................................................	1
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2016.....................................................................................	4
PROPOSAL NO. 1 - ELECTION OF DIRECTORS..................................................................................................................	5
INCUMBENT DIRECTORS......................................................................................................................................................	6
INFORMATION REGARDING THE BOARD.........................................................................................................................	8
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS.......................................	12
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........................................................................................	14
CODE OF BUSINESS CONDUCT AND ETHICS...................................................................................................................	14
ANTI-HEDGING POLICY.........................................................................................................................................................	14
CORPORATE GOVERNANCE GUIDELINES........................................................................................................................	14
PROPOSAL NO. 2 - RATIFICATION OF AUDIT COMMITTEE'S SELECTION OF KPMG LLP AS THE CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR FISCAL 2016....................................	15
AUDIT COMMITTEE REPORT................................................................................................................................................	16
FEES INCURRED FOR KPMG LLP AND PRICEWATERHOUSECOOPERS LLP...............................................................	17
EXECUTIVE COMPENSATION...............................................................................................................................................	18
Compensation Discussion and Analysis...................................................................................................................................	18
Compensation Committee Report............................................................................................................................................	34
Summary Compensation Table for Fiscal 2015, Fiscal 2014, and Fiscal 2013........................................................................	35
Grants of Plan-Based Awards for Fiscal 2015..........................................................................................................................	36
Outstanding Equity Awards at Fiscal Year-End 2015..............................................................................................................	37
Option Exercises and Stock Vested for Fiscal 2015.................................................................................................................	38
Nonqualified Deferred Compensation for Fiscal 2015............................................................................................................	38
Potential Payment Upon Termination or Change in Control....................................................................................................	39
PROPOSAL NO. 3 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION.................	45
DIRECTOR COMPENSATION.................................................................................................................................................	45
SECURITY OWNERSHIP..........................................................................................................................................................	47
EQUITY COMPENSATION PLAN INFORMATION..............................................................................................................	48
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE........................................................................	49
DEADLINE FOR SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING...................................................	49
OTHER MATTERS.....................................................................................................................................................................	50

i

HNI Corporation
408 East Second Street
Muscatine, Iowa 52761

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 10, 2016

HNI Corporation (the "Corporation," "we," "our" or "us") is mailing this Proxy Statement, with the accompanying proxy card, to you on or about March 25, 2016, in connection with the solicitation of proxies by and on behalf of the Corporation's Board of Directors (the "Board" or "Directors") for the 2016 annual meeting of shareholders and any adjournment or postponement of the meeting (the "Meeting"). The Meeting will be held on Tuesday, May 10, 2016, beginning at 10:30 a.m., Central Daylight Time, at Allsteel Corporate Headquarters, 2210 Second Avenue, Muscatine, Iowa.

INFORMATION ABOUT VOTING

Who can attend and vote at the Meeting?

Shareholders of record as of the close of business on March 11, 2016 (the "Record Date") are entitled to attend and vote at the Meeting. Each share of the Corporation's common stock, par value $1.00 per share ("Common Stock"), is entitled to one vote on all matters to be voted on at the Meeting and can be voted only if the shareholder of record is present to vote or is represented by proxy. The proxy card provided with this Proxy Statement indicates the number of shares of Common Stock you own and are entitled to vote at the Meeting.

What constitutes a quorum at the Meeting?

The presence at the Meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares of Common Stock ("Outstanding Shares") on the Record Date will constitute a quorum. On the Record Date, there were 44,385,124 Outstanding Shares. To determine whether a quorum exists, proxies received but marked "abstain" and so-called "broker non-votes" (described on the following page) will be counted as present.

What will I be voting on?

•	Election of each of the two nominees for Director named on page 6 of this Proxy Statement under "Proposal No. 1 – Election of Directors."

•
Ratification of the Audit Committee's selection of KPMG LLP as the Corporation's independent registered public accountant for the fiscal year ending December 31, 2016 ("Fiscal 2016"), as described on page 15 of this Proxy Statement under "Proposal No. 2 – Ratification of Audit Committee's Selection of KPMG LLP as the Corporation's Independent Registered Public Accountant for Fiscal 2016."

•
Adoption of an advisory resolution approving the compensation of the Corporation's named executive officers as described on page 45 of this Proxy Statement under "Proposal No. 3 – Advisory Vote to Approve Named Executive Officer Compensation."

How do I vote?

We urge you to vote by "proxy" (one of the individuals named on your proxy card will vote your shares as you have directed) even if you plan to attend the Meeting so we will know as soon as possible whether a quorum exists for us to hold the Meeting. Follow the instructions on your enclosed proxy card. Telephone and internet voting is available to all registered and most beneficial holders.

Shareholders voting by proxy may use one of the following three options:

•	Fill out the enclosed proxy card, sign it and mail it in the enclosed, postage-paid envelope;

•	Vote by internet (if available, instructions are on the proxy card); or

•	Vote by telephone (if available, instructions are on the proxy card).

If your shares of Common Stock are held for you as the beneficial owner through a broker, trustee or other nominee (such as a bank) in "street name," rather than held directly in your name, please refer to the information provided by your bank, broker or other holder of record to determine the options available to you.

The telephone and internet voting facilities for shareholders will close at 11:59 p.m. Eastern Daylight Time on May 9, 2016. If you vote by mail, you should mail your signed proxy card sufficiently in advance for it to be received by May 9, 2016.

If you hold shares through the Corporation's retirement plan, your vote must be received by 11:59 p.m. Eastern Daylight Time on May 5, 2016, or the shares represented by the card will not be voted.

If you sign, date and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares "FOR" all proposals, including "FOR" the election of each nominee for Director, and in your proxy's discretion as to any other business which may properly come before the Meeting.

How do I vote if my shares of Common Stock are held in "street name"?

You will need to instruct your broker, trustee or other nominee how to vote your shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Meeting unless you obtain a legal proxy from the broker, trustee or other nominee holding your shares, giving you the right to vote the shares at the Meeting. Your broker, trustee or other nominee has enclosed with this Proxy Statement, or will provide upon request, voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

What discretion does my broker, trustee or other nominee have to vote my shares of Common Stock held in "street name"?

A broker, trustee or other nominee holding your shares of Common Stock in "street name" must vote those shares according to specific instructions it receives from you. New York Stock Exchange ("NYSE") rules determine the proposals ("Non-Routine Proposals") on which brokers may not vote without specific instructions from you. Your shares will not be voted on any Non-Routine Proposal if you do not provide voting instructions, giving rise to what is called a "broker non-vote." Shares represented by broker non-votes will be counted as present for purposes of determining a quorum.

It is important, if you hold shares in "street name," you provide specific voting instructions to your broker, trustee or other nominee or your shares will not be voted with respect to Proposals No. 1 and 3 because they are Non-Routine Proposals for which your broker, trustee or other nominee may not vote your shares in its discretion.

Can I change or revoke my vote or revoke my proxy?

Yes. You may change your vote at any time before the proxy is voted at the Meeting. For shareholders of record, if you voted your proxy card by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the Meeting or by giving written notice to the Secretary. If you voted via the internet or by telephone you may also change your vote with a timely and valid later-dated internet or telephone vote, as the case may be, or by voting by ballot at the Meeting. Attendance at the Meeting will not revoke a proxy unless (a) you give proper written notice of revocation to the Secretary before the proxy is exercised or (b) you vote by ballot at the Meeting. Once voting is completed at the Meeting, you will not be able to revoke your proxy or change your vote. Unless your proxy is revoked or changed, the shares of Common Stock represented by your proxy received by Broadridge Financial Solutions, Inc. ("Broadridge") will be voted at the Meeting.

If your shares are held in "street name," you must follow the specific voting directions provided to you by your broker, trustee or other nominee to change or revoke any instructions you have already provided.

How do I vote my shares in the Corporation's retirement plan?

If you participate in the Corporation's retirement plan, the proxy card you receive will also include Common Stock allocated to your account. Properly completed and signed proxy cards, including telephone and internet voting, will serve to instruct the plan trustee on how to vote any shares allocated to your account and a portion of all shares as to which no instructions have been received (the "undirected shares") from plan participants. The proportion of the undirected shares to which your instructions will apply will be equal to the proportion of the shares to which the trustee receives instructions represented by your shares.

How is the Corporation soliciting proxies?

The Corporation bears the cost of preparing, assembling and mailing the proxy materials related to the solicitation of proxies by and on behalf of the Board. In addition to the use of the mail, certain of the Corporation's officers may, without additional compensation, solicit proxies in person, by telephone or through other means of communication. The Corporation will bear the cost of this solicitation.

How will my vote get counted?

Broadridge will use an automated system to tabulate the votes and will serve as the Inspector of Election.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations identifying individual shareholders are handled in a manner to protect your voting privacy. Your vote will not be disclosed either within the Corporation or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation of votes and certification of the vote; and

•	to facilitate a successful proxy solicitation.

Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Corporation's management.

How do I get to the Meeting location?

The Meeting will be held at Allsteel Corporate Headquarters, 2210 Second Avenue, Muscatine, Iowa. If driving to the Meeting from the Quad City International Airport, from the main exit traffic light go straight onto I-74 to I-280, turn right (cloverleaf) onto I-280 West, drive approximately 10-12 miles crossing the Mississippi River Bridge, take the second exit in Iowa (Exit 6 – Muscatine), at the traffic light turn left (west) onto Highway 61 South, continue approximately 22 miles to Muscatine, continue on Hwy 61 bypass, turn left (south) at traffic light on Second Avenue, Allsteel Corporate Headquarters is approximately two blocks on the right. If driving to the Meeting on I-80, take Exit 271 (Highway 38 South), drive approximately 12 miles to Highway 61, turn right (west) at the traffic light, turn left (south) at next traffic light on Second Avenue, Allsteel Corporate Headquarters is approximately two blocks on the right.

From I-80 /
Wilton
From Quad
Cities
Hwy 38
Hwy 61
Hwy 61 bypass
Second
Avenue
Park Avenue
Muscatine Area
Allsteel Inc.
2210 Second Ave.
Muscatine, IA

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card you receive.

The Securities and Exchange Commission (the "SEC") has adopted rules permitting delivery of a single annual report and/or proxy statement to any household at which two or more shareholders reside, whom the Corporation believes to be members of the same family. If you wish to participate in this program and receive only one copy of future annual reports and/or proxy statements, please write to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Your consent to receive only one copy of the annual report and/or proxy statement will remain in effect until Broadridge receives a written revocation notice from you, in which case the Corporation will begin sending individual copies within 30 days. The Corporation will continue to separately mail a proxy card for each registered shareholder account. The Corporation will promptly deliver separate copies of its annual report and/or proxy statement upon request. Shareholders may request copies by writing to the Corporate Secretary at HNI Corporation, 408 East Second Street, Muscatine, Iowa 52761, or calling the Corporation at 563-272-7123.

Did the Corporation utilize the SEC's notice and access proxy rules for delivery of the voting materials this year?

No. The Corporation delivered its voting materials in the same manner as it has in the past. However, many shareholders have previously consented to receive electronic delivery of the proxy statement and annual report to security holders and therefore did not receive hard copies of these materials.
Why is the Corporation asking shareholders to approve, on a non-binding and advisory basis, named executive officer compensation again this year?
The Corporation is asking shareholders to approve, on a nonbinding, advisory basis, the compensation of the Corporation's Chief Executive Officer (the "CEO"), Chief Financial Officer and three other most highly compensated executives (collectively, the "Named Executive Officers"), as disclosed below under "Executive Compensation" beginning on page 18 of this Proxy Statement. The Corporation's shareholders expressed a preference for, and the Board recommended, holding an advisory vote to approve named executive officer compensation every year. The Board recommends shareholders vote "FOR" the resolution approving the compensation of the Named Executive Officers.

Where can I find the voting results of the Meeting?

The Corporation intends to announce preliminary voting results at the Meeting and will publish final results on a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Meeting and available on the Corporation's website.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2016

The Proxy Statement and annual report to security holders are available at http://investors.hnicorp.com/Docs.

The Corporation provides its annual reports, annual meeting notices and proxy statements over the internet. If you wish to give your consent to access such documents in the future over the internet rather than receiving paper copies in the mail, please follow the instructions on your proxy card. These documents will be available on or about March 25, 2016, at http://investors.hnicorp.com/Docs. Once you give your consent, it will remain in effect until you notify the Corporation you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents at no charge by writing to the Corporate Secretary at HNI Corporation, 408 East Second Street, Muscatine, Iowa 52761, or calling the Corporation at 563-272-7123.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Amended and Restated By-laws, as amended, of HNI Corporation (the "By-laws") currently provide for eleven Directors and the Board currently consists of eleven Directors, but will decrease to nine Directors after the Meeting. Ten of the eleven Directors are independent Directors as further discussed on pages 8 and 9 of this Proxy Statement under "Information Regarding the Board – Director Independence." Stan A. Askren, Chairman, President and Chief Executive Officer of the Corporation, is the only Director currently employed by the Corporation and is not independent under the NYSE listing standards or the Corporation's categorical independence standards for Directors (the "Categorical Standards").

The Board is divided into three classes. Generally, one class is elected each year for a term of three years. The Board has nominated two Director candidates each to serve a three-year term expiring at the Corporation's 2019 annual meeting of shareholders.

Director Nominations

The Board has adopted guidelines for identifying and evaluating candidates for Director. Under those guidelines, the Corporation's Public Policy and Corporate Governance Committee (the "Governance Committee") takes into account a number of factors when identifying potential nominees, including: possession of the desired skills, experience and abilities identified by the Governance Committee; ability to communicate ideas and contribute to Board deliberations; independence from management; diversity; judgment, skill, integrity and reputation; existing commitments to other businesses; potential conflicts of interest with other pursuits; and legal restraints. Although the Corporation has no specific policy on diversity, the guidelines broadly define diversity to include factors such as age, race, gender, education, ethnicity, career experience and personality; understanding of and experiences in manufacturing, distribution, technology, finance and marketing; and international experience and culture. The Governance Committee reviews these factors and others considered useful by the Governance Committee in context of an assessment of the perceived needs of the Board from time to time. The Governance Committee may use a variety of means to identify potential nominees, including recommendations from the Chairman, Directors or others associated with the Corporation. The Governance Committee may also retain third-party search firms to identify potential nominees based on the Corporation's established criteria for director candidates discussed above. The Governance Committee screens potential candidates and eventually recommends suitable candidates to the Board for nomination.

The Corporation does not have any minimum qualifications for Directors; however, Directors should possess the highest personal and professional integrity and ethics and be willing and able to devote the required time to the Corporation. The Board believes it should be comprised of Directors with varied and complimentary backgrounds, which together build the overall strength of the Board.

The Governance Committee will consider candidates for Director recommended by shareholders by applying the criteria for candidates described above and considering the following additional information. Shareholders wishing to recommend a candidate for nomination by the Corporation as Director for inclusion in the Corporation's proxy statement for the 2017 annual meeting of shareholders ("2017 Annual Meeting") should write to the Corporation's Corporate Secretary before October 1, 2016, and include the following information as required by Section 2.16(a)(2) of the Bylaws:

(A) all information relating to the person required to be disclosed in solicitations of proxies for election of Directors, or otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (B) a statement whether the person, if elected, intends to tender, promptly following the person's election or re-election and in accordance with Section 3.02 and the Corporation's Corporate Governance Guidelines, an irrevocable resignation effective ninety (90) days after the date of the certification of the election results upon the person's failure to receive the required vote for re-election at any future meeting at which the person would face re-election; and (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert, on the one hand, and each proposed nominee, and his affiliates and associates, or others acting in concert, on the other hand, including, all information that would be required to be disclosed under Item 404 of Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate or person acting in concert, were the "registrant" for purposes of the rule and the nominee were a director or executive officer of the registrant.

Nominees for Election

The Board is nominating for election at the Meeting Mary K.W. Jones and Abbie J. Smith, each for a term of three years (collectively, the "Nominees"). The Nominees elected as Directors at the Meeting will hold office for the indicated term or until their respective successors are elected and qualified, subject to their prior death, resignation or removal.

Ms. Smith was most recently elected as a Director at the Corporation's 2013 annual meeting of shareholders. Ms. Jones was elected as a Director on February 17, 2016. Below is biographical information as well as the particular experience, qualifications, attributes and/or skills which led the Board to conclude the Nominee should serve as a Director. In addition, each Nominee must possess the highest personal and professional integrity and ethics and a willingness and ability to devote the required time to the Corporation. The Board has determined each Nominee possesses these qualities. For a detailed description of the Corporation's business and structure, please see Item 1 of Part I of the Corporation's Annual Report on Form 10-K for the year ended January 2, 2016 ("Fiscal 2015").

Mary K.W. Jones, age 47, has been a Director of the Corporation since February 2016. Since January 2013, Ms. Jones has been Senior Vice President and General Counsel of Deere & Company ("Deere"), a world-leading provider of advanced products and services for agriculture, construction, forestry and turf care.  From 2010 through 2012, she served as Deere's Vice President, Global Human Resources. Ms. Jones brings to the Board significant risk management, corporate governance and general legal expertise, derived largely from her role leading the Deere compliance and legal functions. In addition, she brings to the Board significant expertise in the areas of talent strategy, executive succession planning and compensation, derived from her former role as Deere's Vice President, Global Human Resources.

Abbie J. Smith, age 62, has been a Director of the Corporation since 2000 and the Lead Director since May 2014. Ms. Smith is the Boris and Irene Stern Distinguished Service Professor of Accounting, and since 1999 has been a Chaired Professor, of The University of Chicago Booth School of Business, a national leader in higher education and research. She is a director of DFA Investment Dimensions Group Inc., Dimensional Investment Group Inc. and Ryder System, Inc., a commercial transportation, logistics and supply chain management solutions company. Ms. Smith is also a trustee of The UBS Funds (Chicago), UBS Relations Trust, UBS SMA Relationship Trust and Fort Dearborn Income Securities, Inc. Ms. Smith brings to the Board considerable financial and corporate governance expertise based primarily on her extensive research and teaching at the University of Chicago and her service on mutual fund complex and other public company audit, performance, finance and nominating committees. Although Ms. Smith does not currently serve on the Corporation's Audit Committee, she qualifies as an "audit committee financial expert."

The Corporation has no reason to believe any Nominee listed above will be unavailable to serve if elected. However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the Meeting may be filled by the Board.

Required Vote

Election of the Nominees as Directors requires the affirmative vote of the holders of a majority of the Outstanding Shares voted at the Meeting. Abstentions and broker non-votes will not be counted for purposes of determining whether this Proposal has received sufficient votes for approval.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES AS DIRECTORS.

INCUMBENT DIRECTORS

Below is biographical information about each incumbent Director as well as the particular experience, qualifications, attributes and/or skills which led the Board to conclude the Director should serve as a Director. In addition, each Director must possess the highest personal and professional integrity and ethics and a willingness and ability to devote the required time to the Corporation. The Board has determined each Director possesses these qualities. For a detailed description of the Corporation's business and structure, please see Item 1 of Part I of the Corporation's Annual Report on Form 10-K filed for Fiscal 2015.

Ms. Francis and Messrs. Calado, Porcellato and Stern comprise a class of Directors whose terms will expire at the Corporation's 2017 Annual Meeting.

Miguel M. Calado, age 60, has been a Director of the Corporation since 2004. Mr. Calado has been Vice President, Corporate Development and President of the iMAX Diagnostic Imaging Business Unit of Hovione SA, an international fine chemicals company with manufacturing facilities and offices in the United States, Europe and Asia, since 2014. Previously, from 2006 to 2014, he was the Vice President and Chief Financial Officer of Hovione SA. He has been an advising partner of The Trion Group, a strategic management consulting group based in Dallas, Texas, since 2006 and President of GAMCAL, LLC, an investment company, since 2006. He also serves as a member of the Advisory Board for the Business School of Catholic University of Portugal. Mr. Calado brings to the Board extensive international, general management, manufacturing and financial expertise derived primarily from his service as Chief Financial Officer of an international manufacturing company and prior service in various roles at several large, packaged and consumer goods public companies. These roles and companies include Executive Vice President and President, International for Dean Foods Company and several international finance roles for PepsiCo, Inc., including Senior Vice President, Finance and Chief Financial Officer, PepsiCo Foods International. Although Mr. Calado does not currently serve on the Corporation's Audit Committee, he qualifies as an "audit committee financial expert."

Cheryl A. Francis, age 62, has been a Director of the Corporation since 1999. Ms. Francis has been an independent business and financial advisor since 2000 and the Co-Chairman of the Corporate Leadership Center, a not-for-profit organization focused on developing tomorrow's business leaders, since 2008. Previously, from 2002 to 2008, she was the Vice Chairman of the Corporate Leadership Center. Ms. Francis is a director of Aon Corporation, the leading global provider of risk management services, insurance and reinsurance brokerage, and human resources solutions and outsourcing, and Morningstar, Inc., a leading provider of independent investment research in North America, Europe, Australia and Asia. Ms. Francis brings to the Board significant financial expertise based primarily on her prior role as Chief Financial Officer of R.R. Donnelley & Sons Company and service on the audit and finance committees of other public companies. She also brings to the Board corporate governance experience through her service on the compensation and governance committees of other public companies, and executive leadership development experience based on Corporate Leadership Center work with CEOs, leading academic institutions and corporate executives. She currently serves on the Corporation's Audit Committee and qualifies as an "audit committee financial expert."

Larry B. Porcellato, age 57, has been a Director of the Corporation since 2004. From 2009 to July 2014, Mr. Porcellato was the Chief Executive Officer of The Homax Group, Inc. (Homax), a leading specialty application consumer products supplier to the home care and repair markets. Previously, from February 2007 to December 2008, he was an independent business consultant and, from 2002 to January 2007, he was the Chief Executive Officer of ICI Paints North America (ICI Paints), a manufacturer and distributor of decorative coatings and a subsidiary of Imperial Chemical Industries PLC. Mr. Porcellato is a director of OMNOVA Solutions, Inc., an innovator of emulsion polymers, specialty chemicals and decorative and functional surfaces for a variety of commercial, industrial and residential end uses, and a director of privately held PSAV Holding LLC, an international, full-service technology in-house audiovisual provider. Mr. Porcellato brings to the Board chief executive officer experience in the building products industry through his former leadership of Homax and his former role as Chief Executive Officer of ICI Paints and financial expertise derived primarily from his service on the audit committee of another public company and previous finance and division leadership roles at other public companies. He also brings to the Board international and marketing expertise derived primarily from his service in various international and marketing roles at Rubbermaid Incorporated and Braun Canada Inc. and corporate governance experience through his service on the compensation and governance committees of another public company.

Brian E. Stern, age 68, has been a Director of the Corporation since 1998. Mr. Stern has been a director of Starboard Capital Partners, LLC, a financial sponsor that initiates, finances and partners with management and private equity investors in the acquisition of companies, since July 2007. He is a director and investor in Blackrock Microsystems LLC (Utah). Previously, from 2004 to June 2007, Mr. Stern was the Senior Vice President, Xerox, Fuji Xerox Operations of Xerox Corporation (Xerox), a developer, marketer, manufacturer, financier and servicer of document processing products and services. Mr. Stern brings to the Board significant knowledge of the office products and office supplies industry and expertise in product development, sales and marketing derived primarily from his service in various roles for Xerox. He also has substantial experience in international operations, manufacturing, channels of distribution and general management, also based primarily on his service at Xerox.

Messrs. Askren and Waters and Ms. Bell comprise a class of Directors whose terms will expire at the Corporation's 2018 Annual Meeting.

Stan A. Askren, age 55, has been a Director of the Corporation since 2003. Mr. Askren has also been the Chairman and Chief Executive Officer of the Corporation since 2004 and the President of the Corporation since 2003. He is a director of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors and ceiling systems and a director of Allison

Transmission Holdings, Inc., the world's largest manufacturer of fully automatic transmissions for medium- and heavy duty-commercial vehicles and a leader in hybrid-propulsion systems for city buses. Mr. Askren brings to the Board extensive experience and knowledge of the Corporation's business, operations and culture. He has worked for the Corporation for 22 years. Mr. Askren was vice president of marketing, an executive vice president and president of the Corporation's hearth products operating segment. He worked in the Corporation's office furniture operating segment as a group vice president of The HON Company and president of Allsteel Inc. Mr. Askren has served as the vice president of human resources and an executive vice president of the Corporation. Mr. Askren also brings to the Board finance and corporate governance experience through his service on the audit and compensation committees of other public companies.

Mary A. Bell, age 55, has been a Director of the Corporation since 2006.  Prior to her retirement in July 2015, Ms. Bell was a Vice President of Caterpillar, the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. From 2004 to 2007, she was the Vice President of Caterpillar's Logistics Division and served as Chairman and President of Cat Logistics Services, Inc., formerly a wholly owned subsidiary of Caterpillar. Ms. Bell brings to the Board considerable logistics, manufacturing and dealer channel expertise and general management experience derived primarily from her service in various roles at Caterpillar.

Ronald V. Waters, III, age 64, has been a Director of the Corporation since 2002. From May 2011 to May 2014, he served as the Lead Director of the Board. Mr. Waters has been an independent business consultant since May 2010. Previously, from 2009 to May 2010, he was a Director and the President and Chief Executive Officer of LoJack Corporation (LoJack), a premier worldwide marketer of wireless tracking and recovery systems for valuable mobile assets and a leader in global stolen vehicle recovery, and, from 2007 to 2008, he was a Director and the President and Chief Operating Officer of LoJack. He is a director of Fortune Brands Home & Security, Inc., an industry-leading home and security products company, and Paylocity Corporation, a leading software provider of cloud-based payroll and human capital management software. From 2012 through its recent merger in January 2015, Mr. Waters was a director of Chiquita Brands International, Inc., a leading international marketer and distributor of nutritious high-quality fresh and value-added food products. Mr. Waters brings to the Board chief executive officer experience through his former role as Chief Executive Officer of LoJack and significant finance expertise derived primarily from his service on the audit committee of two other public companies and previous roles as Chief Operating Officer at two public companies, Chief Financial Officer at Wm. Wrigley Jr. Company, Controller at The Gillette Company and partner of a large public accounting firm. He has extensive outside audit experience, and although Mr. Waters does not currently serve on the Corporation's Audit Committee, he qualifies as an "audit committee financial expert." Mr. Waters also brings to the Board international, law and information technology expertise derived primarily from his service in various roles at several large public companies.

INFORMATION REGARDING THE BOARD

Director Independence

In addition to complying with NYSE listing standards and applicable SEC rules pertaining to director independence, the Corporation adopted the Categorical Standards, which are attached as Exhibit A to the Governance Guidelines and available on the Corporation's website at www.hnicorp.com, under "Investors - Corporate Governance - Governance Guidelines." Under the Categorical Standards, the following relationships will not, in and of themselves, be considered material relationships, unless otherwise expressly provided for, under the NYSE listing standards:

•
contributions or payments (including the provision of goods and services) by the Corporation to a charitable organization (including a foundation), a university or other not-for-profit organization in which a Director or a Director's immediate family member is a director, trustee, officer or employee, unless the contribution or payment (excluding matching gifts) was:

◦	made to an entity for which the Director or the Director's spouse currently serves as a director, trustee or officer and he or she served in such position at the time of the contribution or payment;

◦	made within the three fiscal years preceding the date of any independence determination; and

◦
in an amount exceeding the greater of $1,000,000 or two percent of the charitable organization's aggregate annual charitable receipts during the organization's last completed fiscal year prior to the date of the contribution or payment; and

•
other business relationships between a Director or a Director's immediate family member and the Corporation, such as a purchase by the Corporation of products or services, including consulting, legal or financial advisory services, unless:

◦
the Director or the Director's spouse is a partner, officer or ten percent owner of a company or firm providing such products or services, and he or she held such position at any time within the 12 months preceding the date of any determination;

◦	the products or services were provided within the three fiscal years preceding the date of any determination; and

◦
the products or services provided during any 12-month period were in an aggregate amount exceeding the greater of $1,000,000 or one percent of such company's or firm's consolidated gross revenues for its last completed fiscal year.

The Categorical Standards do not include business relationships with the Corporation's internal or external auditors, which are covered by the NYSE listing standards.

Under the Governance Guidelines, at least three-fourths of the Directors must meet the NYSE listing standards pertaining to director independence and the Categorical Standards. The Board has determined each Director, including each nominee for Director, other than Mr. Askren has no material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization having a relationship with the Corporation) and is independent under the NYSE listing standards and the Categorical Standards, including any heightened independence standards applicable to a Director's service on the Corporation's Audit Committee (the "Audit Committee"), Human Resources and Compensation Committee (the "Compensation Committee") or Governance Committee.

Mr. Askren, the Corporation's Chairman, President and Chief Executive Officer, does not meet these independence standards because he is employed by the Corporation.

Board Committees

The Board has three standing committees, the Audit Committee, the Compensation Committee and the Governance Committee. The Governance Committee fulfills the role of a nominating committee. Each committee operates under a written charter, which has been approved by the Board. The Board reviews each committee charter at least annually. Current copies of the committees' charters can be found on the Corporation's website at www.hnicorp.com, under "Investors - Corporate Governance - Committee Charters." Shareholders may request a copy of the Board's committees' charters by writing to the Corporate Secretary at HNI Corporation, 408 East Second Street, Muscatine, Iowa 52761. During Fiscal 2015, each Director attended all of the meetings of the committees on which the Director served as well as all Board meetings.

Audit Committee. The Audit Committee is comprised of Cheryl A. Francis, Chairperson, Dennis J. Martin and Larry B. Porcellato. The Board has determined each Audit Committee member is "independent" as defined under the NYSE listing standards pertaining to director independence, applicable SEC rules and the Categorical Standards. The Board has determined all members of the Audit Committee are financially literate under NYSE listing standards. The Board has also determined Ms. Francis is an "audit committee financial expert," as defined by Item 407(d)(5) of Regulation S-K. In accordance with the Audit Committee Charter, none of the Audit Committee members serve simultaneously on audit committees of more than three public companies. The Audit Committee met eight times during Fiscal 2015. The Audit Committee appoints the Corporation's independent registered public accountant and reviews the independent registered public accountant's performance, independence, fees and audit plans. The Audit Committee also reviews the annual and quarterly financial statements; internal audit staffing, plans and reports; nonaudit services provided by the independent registered public accountant; the Corporation's insurance coverage; and any other matters as directed by the Board, including key risk oversight.

Human Resources and Compensation Committee. The Compensation Committee is comprised of Ronald V. Waters, III, Chairperson, Mary A. Bell and Miguel M. Calado. Each member of the Compensation Committee is an independent director as defined under the NYSE listing standards pertaining to director independence, applicable SEC rules, and the Categorical Standards. In addition, each member qualifies as an "outside director" for purposes of Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code") and a "non-employee director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). The Compensation Committee met four times during Fiscal 2015. The Compensation Committee reviews executive compensation, executive succession planning, benefit programs for all members; management's recommendations on election of officers and human resources development; oversees evaluation of the Chairman and CEO by the Board; and any other matters as directed by the Board.

Public Policy and Corporate Governance Committee. The Governance Committee is comprised of James R. Jenkins, Chairperson, Abbie J. Smith, Mary K.W. Jones and Brian E. Stern. Each member of the Governance Committee is an independent director as defined by the NYSE listing standards pertaining to director independence and under the Categorical Standards. The Governance Committee met four times during Fiscal 2015. The Governance Committee serves as the nominating committee and identifies individuals qualified to serve as Directors of the Corporation consistent with criteria approved by the Board; recommends director nominees to the Board for the next annual meeting of shareholders; develops and recommends to the Board corporate governance principles applicable to the Corporation; oversees the Corporation's finance policy, capital structure and evaluation of the Board and the Corporation by the Directors; and any other matters as directed by the Board.

Processes and Procedures for the Consideration and Determination of Director Compensation by Governance Committee

The Governance Committee is responsible for annually reviewing the compensation paid to Directors for service on the Board and for recommending changes in compensation to the Board, if appropriate. The Board is responsible for approving Director compensation based on recommendations of the Governance Committee. Neither the Governance Committee nor the Board delegates its authority with respect to setting Director compensation to any other person or group. However, the Corporation's management may, at the request of the Governance Committee, assist the Governance Committee in its review of Director compensation, which may include recommending changes to compensation. Although it has not done so recently, the Governance Committee has authority to retain and terminate a consultant to assist in the evaluation of the compensation and benefits for Directors and to approve the consultant's fees and other retention terms.

Processes and Procedures for the Consideration and Determination of Executive Compensation by Compensation Committee

The Compensation Committee is responsible for developing and implementing the Corporation's compensation policies and programs for the Chairman and CEO and other senior executives as further discussed throughout the Compensation Discussion and Analysis (the "CD&A") which begins on page 18 of this Proxy Statement.

Board Leadership Structure

The Corporation's current board leadership structure consists of a combined Chairman and CEO position and ten independent Directors, one of whom has been designated Lead Director.

While certain of the conventional functions for the Chairman have been shared by all Directors, the Chairman position has traditionally been held by the Corporation's CEO. The Board believes the combined role of Chairman and CEO promotes unified leadership and direction for the Corporation, which allows for a single, clear focus for management to execute the Corporation's strategy and business plans. The Board believes this leadership structure has contributed to the long-term growth and financial success of the Corporation.

The Corporation has strong governance structures and processes in place to ensure the independence of the Board, eliminate conflicts of interest and prevent dominance of the Board by management. All Directors, with the exception of the Chairman, are independent as defined under NYSE listing standards, applicable SEC rules and the Categorical Standards, and all committees of the Board are comprised entirely of independent Directors. In addition, the Board and the Governance Committee have assembled a Board comprised of strong and sophisticated Directors who are currently or have recently been leaders of major companies or institutions, are independent thinkers and have a wide range of expertise and skills.

In February 2005, the Board adopted Lead Director Guidelines. The Lead Director's duties and responsibilities include:

•	presiding at all meetings of the independent Directors;

•	communicating to the Chairman and CEO the substance of the discussions and consensus reached at the meetings of independent Directors;

•
encouraging the independent Directors and the Chairman and CEO to communicate with each other at any time and to act as principal liaison between the independent Directors and the Chairman and CEO on sensitive matters;

•	providing input to the Chairman and CEO on preparation of agendas for Board and committee meetings;

•	presiding at Board meetings when the Chairman and CEO is not in attendance;

•	acting as spokesperson for the Corporation in the event the Chairman and CEO is unable to act due to conflict of interest or incapacity; and

•	receiving and responding to communications from interested parties to the independent Directors.

Abbie J. Smith has been the Lead Director since May 2014.

The Board regularly meets in executive session without the presence of management and the independent Directors meet at least quarterly without the presence of management or the CEO. The Lead Director presides at these meetings and provides the Board's guidance and feedback to the Chairman and CEO and the Corporation's management team. Further, the Board has regular and complete access to the Corporation's management team. At each Board and committee meeting, Directors receive valuable information and insight from management on matters impacting the Corporation as well as current and future issues.

Given the strong leadership of the Chairman and CEO, the counterbalancing role of the Lead Director and a Board comprised of strong and independent Directors, the Board believes it is in the best long-term interests of the Corporation and its shareholders to maintain a combined role of Chairman and CEO.

Board's Role in Risk Oversight

The Board administers its risk oversight role primarily through its committee structure and the committees' regular reports to the Board at each quarterly Board meeting. The Audit Committee meets frequently during the year (eight times in Fiscal 2015) and discusses with management, the Corporation's Vice President, Internal Audit, and the Corporation's independent registered public accountant:

•	current business trends affecting the Corporation;

•	major risks facing the Corporation;

•	steps management has taken to monitor and control such risks; and

•	adequacy of internal controls that could significantly affect the Corporation's financial statements.

At least annually, the Board discusses with management the appropriate level of risk relative to corporate strategy and business objectives and reviews with management the Corporation's existing risk management processes and their effectiveness. The Audit Committee also reviews the Corporation's enterprise risk management process for identification of, and response to, major risks. The Audit Committee provides the Board with a report concerning its risk oversight activities at each quarterly Board meeting. Each key risk identified for the Corporation is assigned a committee of the Board for oversight and each committee regularly reports to the Board regarding these risks. In addition, the Compensation Committee provides the Board with a report on compensation, including risk, annually.

Compensation Risk Assessment

A senior management team, under the oversight of the Compensation Committee, annually conducts a risk assessment of the Corporation's compensation policies and practices to ensure they do not encourage excessive risk taking by members which could result in a material adverse effect on the Corporation. Members of the management team conducting the assessment include the Corporation's Vice President, Member Relations; Treasurer; Vice President, Corporate Controller; Vice President, Internal Audit; and Senior Counsel, Securities. As part of the assessment, management:

•	inventories the known risks facing the Corporation that relate specifically to compensation policies and practices;

•	identifies and evaluates the Corporation's compensation program features and other practices and controls used to monitor and mitigate the risks identified in the risk inventory; and

•	determines whether risks relating to the Corporation's compensation policies and practices, as managed, are reasonably likely to have a material adverse effect on the Corporation as a whole.

In the latest compensation risk assessment completed in December 2015, management identified program features and other practices and controls which monitor and mitigate compensation-related risk, including:

•	overall compensation levels competitive with the market;

•	stock ownership guidelines for senior executives and an insider trading policy for members;

•	a compensation recovery policy in the event of a financial restatement due to fraud or intentional misconduct;

•	a compensation mix balanced among:

◦	fixed components comprised primarily of salary and benefits;

◦	annual incentives rewarding Corporation or operating unit financial performance (60 percent) and individual performance (40 percent);

◦	long-term incentives rewarding Corporation financial performance over a three-year period; and

◦	equity awards in the form of stock options cliff-vesting four years and expiring ten years after the grant date and stock restricted from being sold by executives until they leave the Corporation;

•
incentive programs using financial measures with sliding scales, with amounts interpolated for payouts between minimum, target and maximum (payout minimum of 50 percent of target with cap at 200 percent of target for the financial component of annual incentive compensation awards under the HNI Corporation Annual Incentive Plan, as amended and restated (the

"Incentive Plan"), and payout minimum of 25 percent of target with cap at 200 percent of target for the long-term incentive compensation awards under the Performance Plan);

•	individual strategic objective component of the annual incentive compensation award under the Incentive Plan capped at 125 percent of target;

•
Board discretion to reduce both annual and long-term incentive compensation award payouts under the Incentive Plan and the HNI Corporation Long-Term Performance Plan, as amended and restated (the "Performance Plan"), respectively, when reduction would be appropriate based on the recipient's performance or behavior immediately following the performance period or to account for an extraordinary or unanticipated event (e.g., one-time gain on sale of asset);

•	effective management processes for developing strategic and annual operating plans and strong internal financial controls; and

•	oversight of the Corporation's compensation programs by the Compensation Committee and the Board.

Based on this most recent compensation risk assessment, both management and the Compensation Committee believe the risks arising from the Corporation's compensation policies and practices, as managed, are not reasonably likely to have a material adverse effect on the Corporation.

Board Meetings

The Board held four regular meetings and no special meetings during Fiscal 2015. All Directors attended 100% of the meetings of the Board and of any committee on which he or she served.

In accordance with the NYSE listing standards regarding corporate governance and the Governance Guidelines, the Corporation's non-management Directors meet in executive sessions without management present at each regular Board meeting. Ms. Smith, Lead Director, presides at these executive sessions. The Corporation's non-management Directors met in executive sessions at all four regular Board meetings during Fiscal 2015.

Director Attendance at Annual Meetings of Shareholders

All Directors are encouraged to attend annual meetings of shareholders when possible. Last year all Directors attended the 2015 annual meeting of shareholders ("2015 Annual Meeting").

Shareholder Communications with the Board

Shareholders and interested parties may communicate with the Lead Director, the Chairperson of the Governance Committee, the Senior Vice President, General Counsel and Secretary, or with the Corporation's non-management Directors as a group, by sending an email to "BoardOfDirectors@hnicorp.com" or by writing to Lead Director, Chairperson of the Governance Committee, Senior Vice President, General Counsel and Secretary or Non-Management Directors at HNI Corporation, 408 East Second Street, Muscatine, Iowa 52761, Attention: Corporate Secretary. All communications received will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents are a message to the Directors. Any communications not in the nature of advertising or promotions of a product or service will be promptly forwarded to the appropriate party.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Corporation has adopted a written policy (the "Policy") for review of transactions involving the Corporation (including the Corporation's subsidiaries) and its Directors, executive officers and other related persons. The transactions subject to the Policy include any proposed, existing or completed transaction, arrangement or relationship (including charitable contributions and any series of similar transactions, arrangements or relationships) in which the Corporation is a participant and in which any Director, executive officer or other related person has a direct or indirect material interest except:

•	transactions available to all members generally;

•	transactions involving less than $100,000 when aggregated with all similar transactions;

•	transactions involving compensation or indemnification of executive officers and Directors duly authorized by the appropriate Board committee;

•	transactions involving reimbursement for routine expenses in accordance with Corporation policy;

•
transactions in which a related person's interest arises (a) only from the person's position as a director of a corporation or organization, (b) only from the person's direct or indirect ownership (which will include the ownership of any immediate family members of the related person) of less than a 10% equity interest in another person (other than a partnership) or (c) from the position as a director and ownership of less than 10%;

•
transactions in which a related person's interest arises only from the ownership of a class of equity securities of the Corporation and all holders of the class receive the same benefits on a pro rata basis;

•	transactions in which the rate charged by a related person is determined by competitive bid; and

•	purchases of any products on the same terms available to all members generally.

The Corporation's Office of the General Counsel (the "General Counsel") performs the initial review of all transactions subject to the Policy. Factors to be considered by the General Counsel in reviewing the transaction include:

•
whether the transaction is in conformity with the Corporation's Member Code of Integrity (the code of business conduct and ethics) (the "Ethics Code"), the Governance Guidelines, the By-laws and other related policies, including outside business activities of officers and managers, outside directorships of officers and conflicts of interest, and is in the best interests of the Corporation;

•	whether the transaction would be in the ordinary course of the Corporation's business;

•	whether the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party;

•	the disclosure standards set forth in Item 404 of Regulation S-K or any similar provision; and

•
whether the transaction could call into question the status of any Director or Director nominee as an independent director under the NYSE listing standards pertaining to director independence and the Categorical Standards.

After reviewing the terms of the proposed transaction and taking into account the factors set forth above, the General Counsel will either:

•
approve the transaction if entered into in the ordinary course of business, for an aggregate amount of $120,000 or less and on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party;

•	disallow the transaction if not in the best interests of the Corporation;

•	recommend the Audit Committee review the transaction in advance; or

•	allow the transaction, subject to ratification by the Audit Committee, but only if the interests of the Corporation will be best served by allowing the transaction to proceed.

Quarterly, the General Counsel reports to the Audit Committee each known transaction to be considered by the Audit Committee pursuant to the policy, including the proposed aggregate value of each transaction and any other relevant information. After review, the Audit Committee approves, ratifies or disallows each transaction in accordance with the guidelines set forth above.

If the General Counsel learns of an ongoing or completed transaction, arrangement or relationship not submitted for prior review and approval, the General Counsel will:

•	in the case of an ongoing transaction, submit it to the Audit Committee for ratification, amendment or termination; or

•	in the case of a completed transaction, submit it to the Audit Committee for ratification, amendment or rescission.

For purposes of the Policy, an "executive officer" is an executive officer of the Corporation subject to Section 16 of the Exchange Act.

For purposes of the Policy, a "related person" is:

•	an executive officer, Director or Director nominee of the Corporation;

•
a person who is an immediate family member (including a person's spouse, parents, stepparents, children, stepchildren, siblings, fathers- and mothers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than members) who share the person's home) of an executive officer, Director or Director nominee;

•	a shareholder owning in excess of five percent of the Corporation's voting securities (or its controlled affiliates), or an immediate family member of such five percent shareholder; or

•	an entity which is owned or controlled by a related person or an entity in which a related person has a substantial ownership interest.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

One of the Corporation's office furniture operating units has an office furniture purchase agreement with State Farm Insurance Companies ("State Farm"). State Farm purchased approximately $533,000 of office furniture and related services in Fiscal 2015. State Farm beneficially owns more than five percent of Common Stock. The Corporation's General Counsel reviewed and approved the transaction and informed the Audit Committee in accordance with the Policy.

CODE OF BUSINESS CONDUCT AND ETHICS

The Corporation maintains the Ethics Code as part of its corporate compliance program. The Ethics Code applies to all Directors and members (i.e., employees), including the Corporation's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Ethics Code is available for download on the Corporation's website at www.hnicorp.com, under "Investors - Corporate Governance - Member Code of Integrity." The Corporation intends to disclose amendments to or waivers of the Ethics Code granted to the individual executive officers listed above and the Directors on the Corporation's website within four business days of such amendment or waiver. Shareholders may request a copy of the Ethics Code by writing to the Corporate Secretary at HNI Corporation, 408 East Second Street, Muscatine, Iowa 52761.

ANTI-HEDGING POLICY

The Corporation's insider trading policy prohibits hedging transactions. Specifically, the Corporation prohibits members, directors, or their designees, from hedging their ownership of the Corporation's Common Stock (including prepaid variable forwards, equity swaps, collars and exchange funds), engaging in short sales or purchasing put or call options, pledging their shares of the Corporation's Common Stock, holding them in a margin account or engaging in short-term transactions with shares of the Corporation's Common Stock.

CORPORATE GOVERNANCE GUIDELINES

The Governance Guidelines are available for download on the Corporation's website at www.hnicorp.com, under "Investors - Corporate Governance - Governance Guidelines." Shareholders may request a copy of the Governance Guidelines by writing to the Corporate Secretary at HNI Corporation, 408 East Second Street, Muscatine, Iowa 52761.

PROPOSAL NO. 2 – RATIFICATION OF AUDIT COMMITTEE'S SELECTION OF
KPMG LLP AS THE CORPORATION'S
INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR FISCAL 2016

The Audit Committee has selected KPMG LLP ("KPMG") as the Corporation's independent registered public accountant for Fiscal 2016.

The Board proposes the shareholders ratify the selection by the Audit Committee of KPMG to serve as the Corporation's independent registered public accountant for Fiscal 2016. The Audit Committee is directly responsible for the appointment of the independent registered public accountant. Although shareholder ratification of the Audit Committee's selection of the independent registered public accountant is not required by the By-laws or otherwise, the Corporation is submitting the selection of KPMG to its shareholders for ratification to permit shareholders to participate in this important decision. If the shareholders fail to ratify the Audit Committee's selection of KPMG as the Corporation's independent registered public accountant for Fiscal 2016 at the Meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accountant.

Representatives of KPMG will be present at the Meeting, have an opportunity to make a statement if they so desire and be available to respond to appropriate questions.

Change in Independent Accounting Firm

The Audit Committee, at its meeting January 13, 2015, approved the appointment of KPMG to serve as the Corporation's independent registered public accounting firm for Fiscal 2015 and dismissed PricewaterhouseCoops LLP ("PwC") effective upon the issuance of its reports on the consolidated financial statements as of and for the fiscal year ended January 3, 2015 and the effectiveness of internal control over financial reporting as of January 3, 2015 to be included in the Corporation's Form 10-K for fiscal year ended January 3, 2015. On February 27, 2015, the Corporation filed its 2014 Annual Report on Form 10-K and its auditor-client relationship with PwC ended.

The reports of PwC on the Corporation's consolidated financial statements as of and for the years ended January 3, 2015 and December 28, 2013 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended January 3, 2015 and December 28, 2013, and during the subsequent interim period through February 27, 2015, there were no disagreements between the Corporation and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in their reports on the Corporation's financial statements for those periods, and there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Corporation provided PwC with a copy of the disclosures above made in a Current Report on Form 8-K/A, prior to its filing and requested from PwC a letter addressed to the SEC indicating whether it agrees with the disclosures. PwC provided the requested letter, which is attached as Exhibit 16.1 to the Corporation's Form 8-K/A filed on February 27, 2015.

During the fiscal years ended January 3, 2015 and December 28, 2013 and the subsequent interim period through February 27, 2015, the Corporation did not consult with KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation's financial statements, and neither a written report nor oral advice was provided to the Corporation that KPMG concluded was an important factor considered by the Corporation in reaching a decision as to an accounting, auditing or financial reporting issue; (ii) any matter subject to a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE "FOR" RATIFICATION OF THE AUDIT COMMITTEE'S SELECTION OF KPMG LLP AS THE CORPORATION'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR FISCAL 2016.

AUDIT COMMITTEE REPORT

The Board has adopted a written charter for the Audit Committee. A current copy of the charter is available on the Corporation's website at www.hnicorp.com, under "Investors - Corporate Governance – Committee Charters." The primary functions of the Audit Committee are set forth in its charter and on page 9 of this Proxy Statement under "Information Regarding the Board – Board Committees."

All members of the Audit Committee are independent as defined in Section 303A.02 of the NYSE Listed Company Manual, Exchange Act Rule 10A-3(b)(1) and the Categorical Standards.

Management has represented to the Audit Committee the Corporation's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, the Corporation's independent registered public accountant.  Management has also represented it has assessed the effectiveness of the Corporation's internal control over financial reporting as of January 2, 2016, and determined, as of that date, the Corporation maintained effective internal control over financial reporting.  The Audit Committee has reviewed and discussed with management and the Corporation's independent registered public accountant this assessment of internal control over financial reporting.  The Audit Committee has also discussed with the Corporation's independent registered public accountant its evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the Corporation's independent registered public accountant in accordance with regulations promulgated by the SEC and the Public Company Accounting Oversight Board (the "PCAOB") including the matters required to be discussed by Auditing Standards No. 16, as adopted by the PCAOB.

The Audit Committee received and reviewed the written disclosures and the letter from the Corporation's independent registered public accountant required by applicable requirements of the PCAOB regarding the Corporation's independent registered public accountant's communications with the Audit Committee concerning independence and discussed with the Corporation's independent registered public accountant its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board the consolidated financial statements referred to above be included in the Corporation's Annual Report on Form 10-K for the year ended January 2, 2016, for filing with the SEC.

AUDIT COMMITTEE
Cheryl A. Francis, Chairperson
Dennis J. Martin
Larry B. Porcellato

FEES INCURRED FOR KPMG LLP AND PRICEWATERHOUSECOOPERS LLP

The following table sets forth the aggregate fees billed to the Corporation for the audit and other services provided by KPMG for Fiscal 2015 and provided by PwC for the fiscal year ended January 3, 2015 ("Fiscal 2014"):

	KPMG Fiscal 2015	PwC Fiscal 2014
Audit Fees (1)	$1,300,000	$1,266,447
Audit-Related Fees (2)	—	176,981
Tax Fees (3)	278,389	550,998
All Other Fees	—	12,000
Total	$1,578,389	$2,006,426

(1)
Audit fees represent fees for professional services provided in connection with the audit of the annual financial statements, review of quarterly financial statements and audit services provided in connection with other statutory and regulatory filings or engagements.

(2)	Audit-related fees represent accounting consultations.

(3)	Tax fees represent fees billed for tax compliance, tax advice and tax planning.

(4)	All other fees represent fees billed for review of conflict minerals report.

Pre-Approval of Fees

The Audit Committee may delegate to one or more members of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Corporation's independent registered public accountant and associated fees. The delegated member or members must report any such pre-approvals of audit-related or non-audit services and fees to the Audit Committee at its next scheduled meeting. All of the fees incurred in Fiscal 2015 by KPMG and Fiscal 2014 by PwC were approved by the Audit Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The executive compensation program for Fiscal 2015 highlights the Corporation's pay for performance philosophy, with a substantial portion of each Named Executive Officer's compensation tied to the achievement of financial and strategic goals and the creation of long-term value for shareholders. A majority of each Named Executive Officer's compensation opportunity in Fiscal 2015 was awarded through performance-based annual and long-term awards and stock options to incent long-term value creation for shareholders. Shareholders have continued to voice their support for the Corporation's pay for performance compensation program— approximately 97% of votes cast in last year's Say on Pay vote approved the compensation of the Named Executive Officers.

For Fiscal 2015, the Corporation's Named Executive Officers were:

Name	Title
Stan A. Askren	Chairman, President and Chief Executive Officer, HNI Corporation
Kurt A. Tjaden	Senior Vice President and Chief Financial Officer, HNI Corporation
Bradley D. Determan	Executive Vice President, HNI Corporation President, Hearth & Home Technologies Group
Jerald K. Dittmer	Executive Vice President, HNI Corporation President, The HON Company
Jeffrey D. Lorenger	Executive Vice President, HNI Corporation President, HNI Contract Furniture Group

Compensation Program Changes in 2015. The Board, Compensation Committee and Corporation did not make any structural changes to the executive compensation program in 2015.

Annual Compensation. Under the Incentive Plan for Fiscal 2015, 60% of each annual award opportunity was based on the economic profit of the Corporation or one or more of its operating units and 40% of each annual award opportunity was based on achievement of pre-determined individual strategic objectives. Under the Incentive Plan, the Corporation achieved economic profit of $53.3 million in Fiscal 2015, which reflects a significant improvement over economic profit of $35.9 million for Fiscal 2014. The Named Executive Officers also earned awards based on their individual strategic objectives ranging from 93% to 105% of target. Based on economic profit and achievement of individual strategic objectives, Mr. Askren received an annual cash incentive award equal to 113% of his target award; Mr. Tjaden received an annual cash incentive award equal to 111% of his target award; Mr. Determan received an annual cash incentive award equal to 72% of his target award; Mr. Dittmer received an annual cash incentive award equal to 135% of his target award; and Mr. Lorenger received an annual cash incentive award equal to 134% of his target award. Base salary comprised no more than 31% of any Named Executive Officer's target direct compensation.

Long-Term Compensation. In Fiscal 2015, 75% of each Named Executive Officer's long-term incentive compensation opportunity was granted in stock options, which vest in February 2019, and 25% was granted in performance-based cash awards earned over three annual performance periods. Actual performance is measured each year, with one-third of the cash-based award earned based on economic profit achievement in each of the three years covered by the plan. Achievement for each year in the performance period may range from 0% to 200% of one-third of the total cash-based award target. The Board established economic profit targets in 2015 for each year in the three-year performance period. No portion of the award will be paid out until the first quarter of fiscal year 2018, and a Named Executive Officer must remain continuously employed by the Corporation (other than leaving employment as a result of death, disability, retirement or in connection with a change in control of the Corporation) through the last day of fiscal year 2017 to receive a payout.

For a discussion of why the Corporation uses economic profit to determine payouts under performance-based annual and long-term compensation plans, see “Philosophy and Objective of the Executive Compensation Program” below.

The significant portion of each Named Executive Officer's Fiscal 2015 compensation opportunity tied to achievement of objective financial and personal strategic goals and creation of long-term value for shareholders demonstrates the commitment of the

Corporation, the Board and the Compensation Committee to pay for performance. These executive compensation program governance policies demonstrate a commitment to good compensation program governance:

•	No perquisites. The Corporation, consistent with its longstanding culture, does not offer any perquisites to Named Executive Officers, other than standard relocation assistance.

•
Executive Stock Ownership Guideline. Each Named Executive Officer is expected to demonstrate a commitment to the Corporation's member-owner culture and alignment with shareholders by achieving a specified level of stock ownership (4x base salary for Mr. Askren and 2x base salary for each other Named Executive Officer) within a specified time. As of the Record Date, each Named Executive Officer met or exceeded the specified level of ownership for Fiscal 2015. In early 2016, the Board increased the specified level of stock ownership, including for the Named Executive Officers.

•
Compensation Risk Assessment. The Compensation Committee monitors the Corporation's compensation program for risk and annually oversees a multi-disciplinary process. Based on the most recent assessment, the Compensation Committee believes the risks related to the Corporation’s compensation program are not reasonably likely to have a material adverse effect on the Corporation.

•
Anti-Hedging. The Corporation prohibits members (including the Named Executive Officers) or Directors from engaging in short-term or speculative transactions involving the Corporation's securities, including short sales, margin transactions and buying put or call options.

•
Clawbacks. If financial results are significantly restated due to fraud or intentional misconduct, the Board will review any performance-based compensation paid to executive officers found to be personally responsible for the fraud or intentional misconduct leading to the restatement and may, to the extent permitted by law, seek recoupment of amounts paid in excess based on the restated financial results.

Philosophy and Objective of the Executive Compensation Program

The Corporation's Vision Statement contains its core beliefs and values, including creating long-term value for shareholders, being profitable and pursuing profitable growth. The Corporation's management and Board believe aligning the compensation of the Corporation's senior management, who are most equipped to drive corporate performance and define corporate strategy, with shareholders and the Corporation's financial performance is integral to maintaining profitability and creating long-term shareholder value. Governance of the executive compensation program, including hands-on involvement of the Compensation Committee, is guided by those principles.

The Corporation uses economic profit as the measurement for financial performance goal achievement under the Incentive Plan and the Performance Plan, which constitute a significant portion of each Named Executive Officer’s compensation opportunity. Economic profit is defined as after-tax operating profit less a charge for invested capital. Economic profit promotes the simultaneous optimization of growth, earnings and capital efficiency. The Corporation views economic profit as the best indicator of long-term shareholder value creation.

Governance of the Executive Compensation Program

The Compensation Committee and Independent Directors. The Compensation Committee has primary responsibility for design and implementation of the executive compensation program. The Compensation Committee designs compensation strategy and structure to assure:

•	alignment with the long-term interests of shareholders and members;

•	members are fairly and reasonably compensated relative to peers; and

•	consideration of both corporate and individual performance.

For Named Executive Officers other than the Chairman and CEO, the Compensation Committee reviews and approves base salary changes and Incentive Plan, Performance Plan and Supplemental Income Plan ("SIP") awards. The Compensation Committee considers recommendations from the Chairman and CEO with respect to base salary changes and setting and achieving individual strategic objectives under the Incentive Plan for other Named Executive Officers.

For the Chairman and CEO, the Compensation Committee reviews and recommends to the Board for approval by the independent Directors base salary changes and Incentive Plan, Performance Plan and SIP awards.

All equity grants under the 2007 Stock-Based Compensation Plan (the "Stock Plan") require approval by the independent Directors (for grants to the Chairman and CEO) or the Board (for grants to other Named Executive Officers), upon recommendation by the Compensation Committee.

The Corporation's Law, Finance and Member and Community Relations Departments support the Compensation Committee and the Board in a variety of ways related to executive compensation, including conducting executive compensation benchmark analysis, preparing compensation-related materials, providing recommendations on base salary changes and annual and long-term incentive compensation award targets and providing updates on corporate governance laws and best practices.

The Compensation Committee occasionally retains an outside compensation consultant to provide data and recommendations for structuring and designing the Corporation's executive compensation program, selecting a peer group for benchmarking and establishing competitive incentive award targets. The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as the compensation consultant in Fiscal 2015 and determined, based on an analysis of relevant factors including those required by the SEC, FW Cook had no conflict of interest in providing services to the Compensation Committee.

The Role of Benchmarking and Market Data

Benchmarking is used by the Compensation Committee to:

•
compare the Chairman and CEO's base salary, annual and long-term incentive award opportunities and overall compensation to a defined peer group of companies the Corporation competes with for business, talent or both; and

•
survey data covering a wide range of companies to ensure the salaries, annual and long-term incentive award opportunities and overall compensation for the Named Executive Officers, other than the Chairman and CEO, are in line with similar roles at a broad base of other companies.

CEO and Chairman Benchmarking. The Compensation Committee, in forming its recommendations regarding the Chairman and CEO's compensation in Fiscal 2015, benchmarked his compensation against the below-listed peer companies. In late Fiscal 2015, the Compensation Committee engaged FW Cook to provide assistance and data related to the Chairman and CEO's compensation, which will be utilized in setting the Chairman and CEO's compensation for 2016. In connection with this engagement, FW Cook provided analysis and recommendations on the Corporation's peer group, resulting in the change to the peer group for 2016 indicated in the table below.

Generally, a common feature of peer group companies is the Corporation may compete with them for talent, whether because they are in similar industries or share a similar level of business complexity, manufacturing approach, go-to market structure or other similarity. The Compensation Committee also considered the relative size of the companies, including market capitalization and net sales, to determine which companies were comparable for inclusion in the peer group. More detailed explanations are provided in the table below.

Company	Annual Revenues ($ billions)	Basis for Inclusion
Actuant Corporation	$1.2	Industry (industrial manufacturing); business model featuring decentralized operating units
A.O. Smith Corporation	$2.5	Revenue; sector (building materials manufacturing); comparable employee headcount
Armstrong World Industries, Inc.	$2.4	Sector (building materials and flooring manufacturing); serves North American new home and remodel construction market; comparable employee headcount
BE Aerospace Inc. (1)	$2.7	Revenue; sector (aircraft cabin interior furniture, cabinetry and storage manufacturing)
Briggs & Stratton Corporation	$1.9	Revenue; industry (industrial and consumer goods manufacturing)
Carlisle Companies Incorporated	$3.5	Industry (industrial manufacturing); business model featuring decentralized operating units
Donaldson Company, Inc.	$2.4	Revenue; industry (industrial manufacturing)
Herman Miller, Inc.	$2.1	Revenue; sector (office furniture manufacturing)
Knoll Inc.	$1.1	Sector (office furniture manufacturing)
Leggett & Platt, Incorporated	$3.9	Sector (furniture, fixtures and office furniture components manufacturing)
Lennox International Inc.	$3.5	Sector (building materials manufacturing); serves North American new home and remodel construction market; broad network of distribution channels
Lincoln Electric Holdings Inc.	$2.5	Industry (industrial manufacturing); comparable employee headcount
Regal Beloit Corporation	$3.5	Industry (industrial manufacturing); business model featuring decentralized, branded operating units serving unique markets
Snap-On Incorporated	$3.4	Sector (durable household products and consumer goods manufacturing); comparable employee headcount
Steelcase Inc.	$3.1	Sector (office furniture manufacturing); comparable employee headcount
Valmont Industries, Inc.	$2.6	Sector (metal manufacturing); growth by acquisition; comparable employee headcount
(1) Effective January 3, 2016, BE Aerospace has been removed from the peer group because the Compensation Committee determined its industry and business were no longer appropriate for continued peer group benchmarking. Kennametal Inc. was added to the peer group (annual revenue of $2.6 billion and in the Corporation's sector).

In Fiscal 2013, the Compensation Committee retained FW Cook to collect and analyze market information on several elements of total compensation for chairmen and chief executive officers of the peer group companies, including base salary, annual incentive, long-term incentive and total compensation ("CEO Compensation Review"). To benchmark and determine Mr. Askren's base salary in 2015, the Compensation Committee utilized comparative data provided by FW Cook in Fiscal 2013 aged using the assumption of a 3% annual increase to the base salary data.

The Compensation Committee targets the sum of the Chairman and CEO's base salary, target annual incentive, target long-term incentive and target total compensation at the median of the peer group.

With respect to incentive compensation, the Compensation Committee utilized the CEO Compensation Review and updated information to:

•	derive the peer market median annual and long-term incentive compensation award targets;

•	derive the peer market median for base salary and total cash compensation paid, generally composed of base salary and annual incentive compensation; and

•	establish, together with the independent Directors, annual and long-term incentive compensation award targets for Fiscal 2015.

Market Data for Other Named Executive Officers. The Compensation Committee, with the assistance of corporate expertise, annually monitors market levels of base salary and short- and long-term incentive compensation using the following commercially available, broad-based, comparative market compensation survey reports developed by independent professional organizations and covering more than 3,000 companies over a broad range of industries (collectively, the "Survey Reports"):

•	Towers Watson, U.S. Compensation Data Bank – General Industry Executive Database, Single Regression Report dated March 1, 2015;

•	Mercer Human Resource Consulting – US Mercer Benchmark Database, Executive Compensation Survey dated August 1, 2015; and

•	Towers Watson Data Services – CompSource Online, Survey Report on Top Management Compensation dated March 1, 2015.

For purposes of the Compensation Committee's review, the Corporation provides information combining and averaging market data from the Survey Reports to balance data outliers and increase reliability. No industry peer group is selected from the data in the Survey Reports for competitive review because the Corporation competes for executives across varied industries. The Compensation Committee focuses on the scope and scale of the executive officer's responsibility as the most important benchmarking factors for attracting and retaining executive officers.

The Compensation Committee utilizes the Survey Reports to:

•
derive the approximate market median for base salary and total cash compensation paid at the time of appointment or change in responsibilities or when there has been a significant change in market compensation levels;

•	derive the approximate market median for target awards at the time of appointment or change in responsibilities or when there has been a significant change in market compensation levels; and

•	establish award targets.

Elements of Executive Compensation Program

The key elements of the Corporation's executive compensation program are:

Annual Compensation

Element	Description	Purpose
Base Salary	Fixed level of annual base compensation and the foundation for setting incentive compensation targets.
Compensate executive officers for performing their job duties, reward executive officers for continually improving their know-how and breadth of capabilities and maintain market competitive compensation.

Annual Incentive Award (Incentive Plan)
An award target equal to a percentage of base salary (120% for the Chairman and CEO, 75% for the other Named Executive Officers) and earned 60% on the achievement of an economic profit target for the Corporation or operating unit(s) and 40% on achievement of individual strategic objectives.
Focus the Named Executive Officers on pre-determined corporate financial goals and individual strategic objectives by rewarding achievement through performance-based incentive pay.

Long-Term Compensation

Element	Description	Purpose
Stock Options (Stock Plan)
Options to purchase shares of the Corporation's Common Stock with an exercise price equal to the stock closing price on the date of the grant, vesting four years and expiring ten years after the date of the grant.
Align executive compensation with long-term share price appreciation and enhance executive retention.
Performance-Based Cash Awards (Performance Plan)
A long-term, performance-based award incentive to earn cash compensation at the end of a three-year performance plan based on the achievement of pre-determined economic profit goals in each year covered by the plan.
Align executive compensation to the Corporation's long-term financial performance, a key driver in creating long-term shareholder value.

Other Benefit Plans

For a description of the other compensation and benefit plans available to Named Executive Officers, please see "Retirement and Other Compensation Plans" beginning on page 31 of this Proxy Statement. With the exception of the SIP and HNI Corporation Executive Deferred Stock Plan (the "Deferred Plan"), the other plans available to the Named Executive Officers are generally available to the Corporation's members.

2015 Compensation Mix

For Fiscal 2015, the target compensation mix and actual compensation mix for Named Executive Officers is shown below (base salary, annual incentive and long-term incentive). For the long-term portion, actual compensation mix was calculated based on actual 2015 performance under the Performance Plan for 2015-2017 (the "2015-2017 Plan") and assumed target achievement for 2016 and 2017 under the Plan, plus the aggregate grant date fair value of stock options as calculated in the "Summary Compensation Table" on page 35 of this Proxy Statement.

Analyzing the Difference: Target vs. Actual. Actual Fiscal 2015 compensation for the Named Executive Officers differed from the target. For Messrs. Askren, Dittmer, Lorenger and Tjaden, the difference is primarily a result of economic profit (for the Corporation or its operating units) under the Incentive Plan exceeding the target levels, and the actual 2015 long-term incentive economic profit being less than target for 2015 for the 2015-2017 Performance Plan. For Mr. Determan, the difference primarily resulted from economic profit for Hearth & Home Technologies ("HHT") being less than target under the Incentive Plan, and the actual 2015 long-term incentive economic profit being less than target for 2015 for the 2015-2017 Performance Plan.

This variance between target and actual highlights the Corporation's pay for performance culture. The Corporation and several of its operating units generated strong economic profit in Fiscal 2015 and exceeded the aggressive targets established by the Board, resulting in most Named Executive Officers receiving annual incentive compensation above target for strong performance.

Compensation Elements and Decisions in 2015

Base Salary. For the Chairman and CEO, the Compensation Committee derives the base salary market median from the CEO Compensation Review. For other Named Executive Officers, the Compensation Committee, with the assistance of the Corporation, derives the base salary market median from the Survey Reports. For Fiscal 2015, the base salary for each Named Executive Officer other than Mr. Askren was at or below the market median for the relevant position. Mr. Askren’s base salary was set slightly above the market median in recognition of his demonstrated leadership, track record of performance over multiple economic cycles and significant capabilities highly relevant to the businesses and operations of the Corporation.

Based on individual circumstances, actual base salaries may be higher or lower than the market median based on the following factors, which are also considered annually by the Compensation Committee (and independent Directors in the case of the Chairman and CEO's base salary) when determining changes in base salary:

•	potential for further growth, development and advancement;

•	individual performance and competency; and

•	nature of experience both in service to the Corporation and other experience.

The Compensation Committee normally approves base salary changes annually at the Board meeting prior to the anniversary date of each officer's appointment. The Compensation Committee conducts the Chairman and CEO's annual base salary review at the February Board meeting and all independent Directors participate with the Compensation Committee members in this review.

Analysis of Base Salary Changes in Fiscal 2015. Based primarily on performance, personal growth and market factors, the Compensation Committee (and with respect to the Chairman and CEO's base salary, the independent Directors) awarded the following base salaries:

Name	2014 Annual Base Salary ($)	2015 Annual Base Salary ($)	Increase ($)	Increase (%)	Approximate Market Median Annual Base Salary ($)	2015 Base Salary as Percentage of Market Median (%)
Stan A. Askren	1,050,000	1,086,750	36,750	3.5	1,003,611	108
Kurt A. Tjaden	407,260	423,550	16,290	4.0	452,435	94
Bradley D. Determan	413,385	429,920	16,535	4.0	464,785	92
Jerald K. Dittmer	457,895	475,755	17,860	3.9	485,304	98
Jeffrey D. Lorenger	425,000	447,100	22,100	5.2	480,816	93

The increases awarded to Messrs. Askren, Tjaden, Determan and Dittmer were generally consistent with the Corporation's average increase reflecting individual performance and market competitiveness. Mr. Lorenger's increase was slightly above the Corporation's average increase as a result of his duties continuing to expand in connection with his leadership of the Corporation's Contract Furniture Group.

Annual Incentive Compensation. For Fiscal 2015, key features of the Incentive Plan were:

Award Target as a % of Base Salary
Chairman and CEO	120%
Other Named Executive Officers	75%

Basis of Award Achievement
Achievement of Financial Goals	60%
Attainment of Individual Strategic Objectives	40%

As the Compensation Committee and the independent Directors believe the Chairman and CEO has the greatest potential impact on the Corporation’s annual performance, his annual incentive compensation award target is a greater percentage of annual base salary than the targets for the other Named Executive Officers.

For Fiscal 2015, economic profit achievement representing a 50 percent payout level reflects threshold performance required to receive a payout, while economic profit achievement representing a 200 percent payout level reflects the maximum incentive for exceptional performance.

Analysis of 2015 Financial Performance Goals. The Board evaluated and approved economic profit goals under the Incentive Plan for the Corporation and each operating unit for Fiscal 2015 at the February 2015 Board meeting.

HNI – 2015 Annual Incentive Plan Matrix.

The Named Executive Officers eligible for awards based on the financial performance of the Corporation are Messrs. Askren and Tjaden. For Fiscal 2015, the economic profit goal for the Corporation as a whole was $51.7 million, and actual economic profit achievement was $53.3 million, resulting in a 118 percent payout as reflected in the table below. Economic profit achievement was above the target primarily due to strong earnings by the Corporation's office furniture segment. The delivery of economic profit above target level resulted in payouts above target under the financial portion of the Incentive Plan for Messrs. Askren and Tjaden.

Economic Profit Achievement ($)	Financial Component of Annual Incentive Compensation Award – Payout (%)
Less than $40,907,000	0%
$40,907,000	50%
$46,310,000	75%
$51,713,000	100%
$53,960,500	125%
$56,208,000	150%
$58,455,500	175%
$60,703,000	200%

Messrs. Askren and Tjaden earned payouts of $923,303 and $224,904, respectively, under the financial component of the Incentive Plan. These amounts were calculated as follows:

•	For Mr. Askren: ($1,304,100 * 60%) * 118%.

•	For Mr. Tjaden: ($317,661 * 60%) * 118%.

Messrs. Determan, Dittmer and Lorenger are eligible for awards based on the financial performance of each executive's individual area of responsibility (one or more operating units). This structure aligns executives' interests with the financial performance of their relevant areas of responsibility.

HHT – 2015 Annual Incentive Plan Matrix.

The financial component of Mr. Determan's annual incentive compensation award is based on achievement of the economic profit goal of HHT (HHT is the only operating unit included in the Corporation's hearth products operating segment). For Fiscal 2015, the economic profit goal for HHT was $31.3 million, and economic profit achievement was $23.8 million, resulting in a 55% payout.

Economic Profit Achievement ($)	Financial Component of Annual Incentive Compensation Award – Payout (%)
Less than $22,866,000	0%
$22,866,000	50%
$27,064,000	75%
$31,262,000	100%
$32,872,500	125%
$34,483,000	150%
$36,093,500	175%
$37,704,000	200%

Mr. Determan earned a payout of $106,406 under the financial component of the Incentive Plan. This amount was calculated as follows: ($322,441 * 60%) * 55%.

The financial component of Mr. Dittmer's annual incentive compensation award is based on the achievement of the economic profit goals of The HON Company (“HON”) and Artcobell, the Corporation's operating units for which he is responsible. The financial component of Mr. Lorenger's annual incentive compensation award is based on achievement of the economic profit goals of Allsteel, Gunlocke, HBF and Paoli, the Corporation's operating units for which he is responsible. The Corporation considers the economic profit goals and achievements of HON, Artcobell, Allsteel, Gunlocke, HBF and Paoli confidential and does not disclose them, or individual operating company results, publicly.

As for all Named Executive Officers, the economic profit performance goals for Messrs. Dittmer and Lorenger are set aggressively and require superior performance by the officers and their corresponding operating units and areas of responsibility. Nonetheless, because the Corporation and Board expect superior performance on a consistent basis, Messrs. Dittmer and Lorenger are expected to achieve 100 percent of target over time on the financial component of their respective annual incentive compensation awards under the Incentive Plan.

Analysis of 2015 Individual Strategic Objectives. A summary of each Named Executive Officer's individual strategic objectives for Fiscal 2015 is shown below.

Name		Individual Strategic Objectives
Stan A. Askren	•	enhance customer value and market impact by enhancing brand strength, tailoring and focusing business and selling models and driving impactful product and solutions development;
	•	build best cost, lean enterprise by leading business system transformation, accelerating HNI-wide leverage and driving consistent flawless execution; and
	•	enhance culture and capabilities by leveraging core culture and values and enhancing member engagement, leadership development and diversity.
Kurt A. Tjaden	•	provide leadership in achievement of breakthrough objectives and successfully deliver revolving credit facility refinancing;
	•	lead business system transformation to successful implementation on-time and on-budget with appropriate quality;
	•	lead corporate finance and information technology functions to deliver efficient and effective processes and controls and increased value creation, along with specified annual savings; and
	•	drive increased organizational capability for the Corporation's finance and information technology functions.
Bradley D. Determan	•	improve organizational capability and develop next-generation key leaders for HHT;
	•	drive HHT strategic processes to deliver breakthrough financial results and increased profitability;
	•	support transformational efforts at Vermont Castings Group and lean efforts throughout HHT; and
	•	build business process improvement capability and capacity.
Jerald K. Dittmer	•	accelerate profit portfolio management and deliver breakthrough objectives for HON and Artcobell;
	•	drive growth in HON's transactional and commercial contract businesses;
	•	drive sales growth through implementing enhanced selling capabilities; and
	•	lead transformation of HON business system transformation.
Jeffrey D. Lorenger	•	lead HNI Contract Furniture Group profit transformation and achievement of breakthrough objectives;
	•	drive profit plan for Core Plus initiatives including Beyond and HNI ONE;
	•	lead HNI Contract Furniture Group business system transformation; and
	•	lead distribution strategy to maximize long-term positioning for HNI Contract Furniture Group.

The Compensation Committee and the Chairman and CEO (and with respect to the Chairman and CEO, the independent Directors) determined the Named Executive Officers delivered significant results on the stated goals resulting in attainment of individual strategic objectives from 93% to 105%.

2015 Incentive Plan Aggregate Payouts. The table below sets forth detailed information regarding the aggregate payouts under the Incentive Plan for each Named Executive Officer for Fiscal 2015:

Name	Annual Incentive Compensation Award Target ($)	Actual Award Payout Attributable to Financial Goals ($)	Actual Award Payout Attributable to Strategic Objectives ($)	Total Payout ($)	Actual Payout as % of Target (%)
Stan A. Askren	1,304,100	923,303	547,722	1,471,025	113
Kurt A. Tjaden	317,661	224,904	128,335	353,239	111
Bradley D. Determan	322,441	106,406	125,107	231,513	72
Jerald K. Dittmer	356,815	342,543	139,872	482,415	135
Jeffrey D. Lorenger	335,325	324,528	124,741	449,269	134

Each Named Executive Officer received the 2015 Incentive Plan award payout in cash.

Long-Term Incentive Compensation. In Fiscal 2015, the Compensation Committee (and in the case of the Chairman and CEO, the independent Directors) awarded long-term incentive compensation in the form of Performance Plan awards (25 percent) and stock options (75 percent). The mix of stock options and a Performance Plan award appropriately achieved the goal of focusing executives on the creation of long-term value by rewarding long-term financial performance and stock price appreciation.

The table below shows the long-term incentive compensation award targets for each Named Executive Officer.

Name	Total Long-Term Incentive Compensation Target ($)	Total Long-Term Incentive Compensation Award Target (% of Annual Base Salary at Time of Award)
Stan A. Askren	3,260,250	300
Kurt A. Tjaden	610,887	150
Bradley D. Determan	620,079	150
Jerald K. Dittmer	801,318	175
Jeffrey D. Lorenger	782,425	175

Stock Options Granted in 2015. In Fiscal 2015, the Board granted stock options to each Named Executive Officer on February 18, 2015. The exercise price for stock options, which is the closing price of a share of Common Stock on the date of grant, was $51.54 per share. See the option valuation table below for additional details regarding stock option awards in Fiscal 2015 for each Named Executive Officer:

Name	Targeted Value of Stock Options Granted in 2015 ($)(1)	Number of Stock Options Granted (#)
Stan A. Askren	2,445,195	107,908
Kurt A. Tjaden	458,163	20,219
Bradley D. Determan	465,051	20,523
Jerald K. Dittmer	600,989	26,522
Jeffrey D. Lorenger	586,826	25,897

Notes

(1)
The Black-Scholes option value for award purposes was $22.66 and differs from the Black-Scholes option value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation ("FASB ASC Topic 718"), for financial statement reporting purposes ($18.45). The difference between the Black-Scholes option value for award purposes and the Black-Scholes option value for financial statement reporting purposes results from utilizing a ten-year option life when calculating the value of an award and a six-year expected option life when reporting the value of the award under FASB ASC Topic 718. Utilization of the ten-year option life when calculating the value of an award results in fewer options granted to executives due to the higher option value produced.

Analysis of 2015-2017 Plan and Awards Earned. The 2015-2017 Plan award covers a three-year performance period (2015, 2016 and 2017). Each year of the performance period is viewed separately, with one-third of the award eligible to be earned (ranging from 25 percent of the target if the threshold level of economic profit is achieved to 200 percent of the target if the breakthrough level of economic profit is achieved). The Compensation Committee recommended, and the Board approved, the economic profit goals for each year in the performance period in February 2015, with a base level of economic profit achievement equal to a 100 percent payout and breakthrough level of economic profit achievement equal to a 200 percent payout.

Economic profit achieved by the Corporation in Fiscal 2015 represented (i) the performance goal for the first year of the 2015-2017 Plan, (ii) the performance goal for the second year of the Performance Plan for 2014-2016 (the "2014-2016 Plan") and (iii) the final year of the Performance Plan for 2013-2015 (the "2013-2015 Plan"). For Fiscal 2015, the Corporation's economic profit was:

•	$51.0 million under the 2013-2015 Plan, resulting in an earned award of 159% for Fiscal 2015;

•	$47.6 million under the 2014-2016 Plan, resulting in an earned award of 162% for Fiscal 2015; and

•	$45.5 million, under the 2015-2017 Plan, resulting in an earned award of 76% for Fiscal 2015.

The difference between the economic profit for Fiscal 2015 under the three plans is attributable to the use of a different weighted average cost of capital assumption (as one target was set in 2013, one was set in 2014 and the other in 2015) and the phase-in of goodwill related to companies acquired after the target was established. A discussion of the 2013-2015 and 2014-2016 Plans was contained in the Proxy Statement for the 2014 Annual Meeting and the 2015 Annual Meeting, respectively.

Fiscal 2015 HNI Economic Profit Matrix

Payout %	Economic Profit Achievement for Fiscal 2015
	2015-2017 Plan	2014-2016 Plan	2013-2015 Plan
25%	$32,464,000	$12,000,000	$1,000,000
50%	$38,880,000	$20,000,000	$10,000,000
75%	$45,296,000	$28,000,000	$20,000,000
100%	$51,713,000	$36,000,000	$30,000,000
125%	$56,512,000	$41,000,000	$39,000,000
150%	$61,311,000	$45,000,000	$48,000,000
175%	$66,110,000	$50,000,000	$57,000,000
200%	$70,909,000	$55,000,000	$66,000,000

The economic profit target and payouts for Fiscal 2015 differ between the 2015-2017 Plan, the 2014-2016 Plan and the 2013-2015 Plan as a result of the Compensation Committee recommending, and the Board approving, an economic profit target for each year in a Performance Plan at the beginning of the Performance Plan (e.g., the Fiscal 2015 economic profit target under the 2013-2015 Plan was set in February 2013). The differences in target value result primarily from changing assumptions on national and global economic performance as well as an additional year of actual performance information for the Corporation.

The Named Executive Officers earned the following amounts under the Performance Plan based on Fiscal 2015 performance:

Name	Performance Plan	Target Award for 2015 Performance Period ($)	Actual 2015 Performance Period Achievement (%)	Award Earned for 2015 Performance Period Achievement ($)
Stan A. Askren	2015-2017	271,688	76%	206,483
	2014-2016	262,500	162%	425,250
	2013-2015	220,077	159%	349,922
	Total	754,265		981,655
Kurt A. Tjaden	2015-2017	50,907	76%	38,689
	2014-2016	48,949	162%	79,297
	2013-2015	47,294	159%	75,197
	Total	147,151		193,183
Bradley D. Determan	2015-2017	51,673	76%	39,271
	2014-2016	49,686	162%	80,491
	2013-2015	48,006	159%	76,330
	Total	149,365		196,092
Jerald K. Dittmer	2015-2017	66,777	76%	50,751
	2014-2016	64,208	162%	104,017
	2013-2015	52,919	159%	84,141
	Total	183,904		238,909
Jeffrey D. Lorenger	2015-2017	65,202	76%	49,554
	2014-2016	61,979	162%	100,406
	2013-2015	44,200	159%	70,278
	Total	171,381		220,238

While the amounts under the 2015-2017 Plan and the 2014-2016 Plan have been earned by the Named Executive Officers, no portion of the Performance Plan award is payable unless the Named Executive Officer is continuously employed by the Corporation through the end of the performance period (the last day of the last fiscal year covered by the Performance Plan). Any early termination of employment other than due to death, disability, retirement or a change in control of the Corporation prior to the end of the three-year period results in forfeiture of any outstanding awards. Payout of amounts earned under the Performance Plan is scheduled to occur in the first quarter of the year following the last year in the Performance Plan (e.g., first quarter 2017 for the 2014-2016 Plan). Payout of the amounts earned under the 2013-2015 Plan was made in February 2016.

Incentive Compensation Philosophy and Plans

Incentive compensation during Fiscal 2015 was awarded under the Corporation's Stock Plan (stock options), the Performance Plan (long-term cash-based performance awards) and the Incentive Plan (annual cash-based performance awards). These plans and the incentive compensation philosophy of the Corporation are described below to supplement the analysis of Fiscal 2015 awards above.

Incentive Compensation Philosophy. The Compensation Committee typically approves (or recommends to all independent Directors for approval in the case of the Chairman and CEO) overall incentive compensation award targets, consisting of annual and long-term incentive compensation award targets, for each Named Executive Officer slightly above the market median to:

•	emphasize pay for performance;

•	align executive and shareholder interests; and

•	encourage the achievement of established financial performance goals and individual strategic objectives.

The incentive compensation award, at the target level, is set to provide Named Executive Officers with market-competitive compensation. To achieve a payout at 100 percent of target for either annual or long-term incentive compensation awards, executives must achieve strong results relative to economic and competitive conditions.

Incentive Plan. The Named Executive Officers are eligible for annual incentive compensation under the Incentive Plan. The Incentive Plan motivates executives annually to achieve specific financial performance goals and individual strategic objectives. The weighting between corporate financial goals (60%) and individual objectives (40%) encourages focus by the Named Executive

Officers on both annual financial returns and individual contributions to the Corporation's strategic objectives. For Fiscal 2016, the weighting between corporate financial goals and individual strategic objectives will change to 80% financial goals and 20% individual objectives to further focus Named Executive Officers on annual financial returns while continuing to incent individual contributions to the Corporation's objectives.

The awards are paid in February following the fiscal year for which they are earned, subject to a participant's employment with the Corporation on the last day of the fiscal year for which an award is earned. Any early termination of employment other than due to death, disability, retirement or a change in control of the Corporation prior to the end of the performance period results in forfeiture of any outstanding awards. The awards are paid in cash unless the executive requests and the Compensation Committee approves taking the payment or part of the payment in the form of Common Stock or the Compensation Committee determines, in its sole discretion, the executive's respective stock ownership level under the Executive Stock Ownership Guideline does not reflect appropriate progress toward the executive's five-year goal.

Financial Performance Goals. Each year, management prepares an annual financial plan the Board approves and the Compensation Committee utilizes to establish economic profit goals, which the Board also approves. The economic profit goals are based on current strategic market conditions (e.g., strength of the housing market, global economy or corporate earnings) and business opportunities (e.g., launch of new product line or integration of recently acquired business). The Board evaluates and approves separate economic profit goals for the Corporation and each operating unit.

Economic profit goals are tied to a predetermined payout percentage shown in an award matrix. Payout achievement percentages range between 0 and 200 percent of target based on economic profit achievement. Payout levels are expected to be between 80 and 120 percent of target in most years and average approximately 100 percent of target over time. The Compensation Committee establishes the target level of economic profit as an aggressive but achievable goal for the Corporation as a whole or any operating unit based on economic and competitive conditions at the time goals are established. Economic profit achievement representing a 50 percent payout level reflects threshold performance required to receive a minimum payout, while economic profit achievement representing a 200 percent payout level reflects the maximum incentive for exceptional performance. Achievement at or below the 50 percent payout threshold or achievement of a 200 percent payout level is expected to occur infrequently. For Fiscal 2016, economic profit achievement representing a 35 percent payout level will reflect threshold performance.

Individual Strategic Objectives. Each Named Executive Officer's individual strategic objectives are based on broad strategic objectives of the Corporation or one or more operating units and are defined and measured within the Corporation's fiscal year. The independent Directors annually review and approve the Chairman and CEO's individual strategic objectives. The Chairman and CEO annually reviews and approves the individual strategic objectives of each other Named Executive Officer. Individual strategic objectives are designed to focus each Named Executive Officer on those matters having a significant impact on their individual area of responsibility.

At year-end, each Named Executive Officer evaluates their performance against their individual strategic objectives. The Chairman and CEO, after reviewing these self-evaluations, recommends the achievement percentage for each other Named Executive Officer's individual strategic objectives for Compensation Committee approval. The independent Directors, after reviewing the Chairman and CEO's self-evaluation, determine the achievement percentage of the Chairman and CEO's individual strategic objectives. Achievement percentages for each objective range from 0 to 125 percent. There is no threshold performance level for the individual strategic objective component of the annual incentive compensation award.

While the financial economic profit goal and the individual strategic objectives are evaluated and achieved separately, the individual strategic objectives of a Named Executive Officer are broadly tied to financial performance for the Corporation or operating unit(s) and may impact the portion of the officer's annual incentive compensation award based on the Corporation's or operating unit's financial performance.

Long-Term Incentive Compensation. Long-term incentive compensation is designed to focus executives on long-term value creation measured by objective financial performance metrics and long-term stock price appreciation and incent executives to remain with the Corporation. Long-term incentive compensation is provided through annual:

•	performance-based awards with rolling three-year performance periods under the Performance Plan; and

•	equity grants to select executives, including all Named Executive Officers, under the Stock Plan.

In most years, the two types of long-term incentive compensation provide an appropriate balance between emphasizing financial performance (Performance Plan awards) and stock price performance (stock options). The Compensation Committee and the

Board annually evaluate and approve the award targets to strike the appropriate balance between Performance Plan awards and stock options for each Named Executive Officer.

Performance Plan. Economic profit is used as the performance measure for the Performance Plan for the reasons described under "Philosophy and Objective of the Executive Compensation Program" on page 19 of this Proxy Statement. Under the Performance Plan, economic profit is defined as after-tax operating profit less a charge for invested capital, with cash normalized to a fixed amount for purposes of the calculation. The amount of economic profit calculated under the Performance Plan differs from economic profit under the Incentive Plan because the Performance Plan's definition of economic profit assumes cash to be a fixed amount for purposes of the calculation. A fixed level of cash is assumed under the Performance Plan to eliminate the effect on long-term compensation of a change in corporate cash management strategy during the period.

Each year of a performance period is viewed separately, with one-third of the award eligible to be earned (ranging from 25 percent of the target if the threshold level of economic profit is achieved to 200 percent of the target if the breakthrough level of economic profit is achieved). The Performance Plan award has a 25 percent annual threshold level of economic profit achievement required to earn an award for the year. Economic profit achievement representing a 100 percent payout level is established as an aggressive but achievable goal for the Corporation based on economic and competitive conditions at the time goals are established. Payout levels are expected to average approximately 100 percent across multiple performance periods and failure to achieve a 25 percent payout level or achievement of a 200 percent payout level will occur infrequently. For information on how the Compensation Committee and/or independent Directors determine the long-term incentive compensation award targets and corresponding market medians for each Named Executive Officer, see "The Role of Benchmarking and Market Data" on page 20 of this Proxy Statement.

Stock Option Awards. Under the Stock Plan, the Board grants stock options with an exercise price equal to the closing price of a share of Common Stock on the date of grant. Annual grants typically occur at the February Board meeting. The Board may grant stock options, Performance Plan awards or restricted stock units (“RSUs”) throughout the year for a new hire, a significant promotion or other special circumstances. The amount of income realized by an executive from an option is equal to the stock appreciation between the grant and the exercise dates, which aligns the interests of the Named Executive Officers with the long-term value creation for shareholders. Stock option grants are limited to a group of executives (70 in Fiscal 2015, including all Named Executive Officers) who have the ability through their leadership and strategic actions to significantly impact the Corporation's long-term performance and, consequently, its stock price. In its history, the Corporation has never re-priced stock options.

The Corporation uses the Black-Scholes option valuation method to calculate the number of options granted, which is based on the targeted dollar value of the award. All stock options cliff-vest four years and expire ten years after the date of grant. Early termination of employment other than due to death, disability, retirement or a change in control of the Corporation results in forfeiture of unvested option awards and a reduction in the exercise period of vested option awards. This policy is designed to motivate executives to focus on long-term value creation and support retention.

Retirement and Other Compensation Plans

The descriptions below summarize other compensation and retirement plans in which Named Executive Officers are eligible to participate. These plans do not change significantly from year to year, and other than participation in the SIP, do not involve annual compensation decisions by the Compensation Committee or the Board.

Supplemental Income Plan. The SIP is available to select key executives who consistently earn income above compensation caps on the qualified plan (i.e., 401(k) plan) and cash profit-sharing benefits. The 2015 statutory compensation limit for qualified plan and cash profit-sharing benefits was $265,000. Any compensation in excess is excluded from the eligible earnings used to calculate the benefits.

Each year, the Compensation Committee approves and the Board ratifies participation in the SIP. The SIP provides a benefit to the plan's participants, including the Named Executive Officers, equal to the additional amounts the participants would have earned had the Corporation's qualified plan and cash profit-sharing benefits not been subject to compensation caps, except no income attributable to the Performance Plan is considered. The benefit is paid on an after-tax basis in the form of shares of Common Stock issued under the Stock Plan or cash at the discretion of the Compensation Committee.

In Fiscal 2015, the Compensation Committee determined all SIP benefits would be in the form of shares of Common Stock. The SIP shares cannot be transferred by sale, pledge, gift or otherwise while the participant is employed by the Corporation. The number of shares of Common Stock is calculated by dividing the amount of the benefit by the closing price of a share of Common

Stock on the date the benefit is paid, with cash payable in lieu of any fractional share. The Corporation pays all SIP benefits on the first day of its March fiscal month (or the next closest business day if the day is a weekend or holiday) of each year. Participation in the SIP is provided to assure the overall competitiveness of the executive compensation program. The transfer restriction on SIP shares is intended to facilitate long-term stock ownership by executives, thereby further aligning the interests of executives with the interests of shareholders.

Deferred Stock Plan. Executives eligible for compensation under the Incentive Plan, which include all Named Executive Officers, are eligible to participate in the Deferred Plan. The Deferred Plan allows executives to voluntarily defer base salary, Incentive Plan awards, Performance Plan awards, SIP benefits and other amounts. The Deferred Plan allows eligible executives to voluntarily defer the receipt of compensation to supplement retirement and achieve personal financial planning goals. Amounts can be deferred to a cash account earning interest at a rate set each year at one percent above the prime interest rate or to a notional stock account in the form of nonvoting share units fluctuating in value based on the price increase or decrease of Common Stock and earn dividends distributed to all shareholders. The dividends are automatically reinvested for each participant to acquire additional nonvoting share units. For any cash compensation deferred to the notional stock account, the number of nonvoting share units is determined by dividing the amount of the compensation by the fair market value of a share of Common Stock on the date the compensation would have otherwise been paid. Each participant elects, on an annual basis, the date or dates of distribution (i.e., a participant can elect a lump-sum distribution or distribution via annual installments not to exceed 15) of any deferred amounts. During Fiscal 2015, Messrs. Askren and Determan were the only Named Executive Officers who participated in the Deferred Plan.

Profit-Sharing Retirement Plan. Each Named Executive Officer participates in the HNI Corporation Profit-Sharing Retirement Plan (the "Retirement Plan"). The Retirement Plan is a defined contribution plan including both pre- and after-tax member contributions as well as various employer contributions and is generally available to all members. Members are eligible to make voluntary (pre- and/or after-tax) contributions immediately upon hire. One year of service is typically required to be eligible for employer contributions. Each Named Executive Officer is eligible for employer contributions. These contributions are reflected in the "All Other Compensation" Column of the Summary Compensation Table.

Cash Profit-Sharing Plan. Each Named Executive Officer participates in and is eligible for distributions under the HNI Corporation Cash Profit-Sharing Plan (the "Cash Profit-Sharing Plan"). The Cash Profit-Sharing Plan consists of cash profit-sharing calculated and generally paid twice per year. The actual amount of the profit-sharing benefit paid is based upon the profitability (net profit) of each respective operating unit for those members employed by an operating unit or consolidated adjusted net profit of the Corporation for those members employed directly by the Corporation. Members (who are not members of a bargaining unit) are generally eligible to participate after completion of one year of continuous service. To be eligible for distribution, a member must be:

•	employed at the date of distribution (including on leave of absence or receiving disability pay);

•	retired in accordance with the retirement policy during the most recent profit-sharing period; or

•	terminated due to disability.

Amounts paid to the Named Executive Officers under the Cash Profit-Sharing Plan are reflected in the "Bonus" Column of the Summary Compensation Table.

Change in Control, Post-Employment and Other Events

No Named Executive Officer has an employment contract with the Corporation, consistent with the Corporation's general practice. Certain executives, including the Named Executive Officers, have entered into a Change In Control Employment Agreement ("CIC Agreement") with the Corporation. The CIC Agreement is designed to assure continuity of executive management during a threatened takeover and ensure executive management is able to objectively evaluate any CIC proposal and act in the best interests of shareholders during a possible acquisition, merger or combination. Benefits payable under the CIC Agreements have a "double trigger," which means payments under the CIC Agreements are triggered only by termination of the executive by the Corporation other than for cause or disability or by the executive terminating employment for good reason. Please see "Potential Payments Upon Termination or Change in Control" for a discussion of the terms of the CIC Agreements.

Upon a change in control or upon retirement eligibility, certain awards granted under the Incentive Plan, the Performance Plan and the Stock Plan become immediately vested or payable and are not conditioned on a termination of employment. Please see "Potential Payments Upon Termination or Change in Control" for a discussion of the effect of a change in control and retirement eligibility on awards granted under benefit plans.

Other Features of the Executive Compensation Program

Perquisites. Consistent with its longstanding culture, the Corporation does not provide executives with any special or unique perquisites, for example company cars or club memberships. Relocation assistance is provided to executives under a relocation program broadly available for employees transferred within the Corporation and newly-hired professional employees. Executives participate in the same health, retirement, profit sharing, disability and life insurance programs and member stock purchase plan as other members. The dollar value of Corporation-paid life insurance premiums under the HNI Corporation Group Term Life Insurance Plan ("Life Insurance Plan") for each Named Executive Officer is reflected in the "All Other Compensation" Column of the Summary Compensation Table.

Anti-Hedging Policy. The Corporation's Insider Trading Policy prohibits officers (including the Named Executive Officers) or Directors from hedging their ownership of the Corporation's Common Stock (including prepaid variable forwards, equity swaps, collars and exchange funds), engaging in short sales or purchasing put or call options, pledging their shares of the Corporation's Common Stock, holding them in a margin account or engaging in short-term transactions with shares of the Corporation Common Stock. This policy is designed to ensure alignment of officers and Directors with shareholders and requires them to bear the full economic risk of share ownership. Each Named Executive Officer is in compliance with the Corporation's anti-hedging policy.

Executive Stock Ownership Guideline. The Board has adopted an Executive Stock Ownership Guideline based on the belief key executives should have a significant ownership interest in the Corporation's stock.  Under the guideline, ownership levels are provided for executives to acquire and hold a recommended ownership interest in the Corporation's stock based on their position and compensation level.  The guideline is intended to align the interests of key executives with shareholder interests.  The guideline ownership levels in effect for fiscal 2015 are shown below:

Position	$ Value of Shares
Chairman of the Board, President and CEO	4.0 x Base Salary
Operating Company (Unit) Presidents, Chief Financial Officer and Executive Vice Presidents	2.0 x Base Salary
Other Officers	1.5 x Base Salary

In order to further align the interests of key executives with shareholder interest, the Board increased the guidelines to 5.0x base salary for the Chairman and CEO, 3.0x base salary for operating company presidents, the Chief Financial Officer, Senior Vice Presidents and Executive Vice Presidents, and 2.0x base salary for other officers effective in Fiscal 2016.

Executives are encouraged to reach their respective stock ownership level within five years of the date the individual assumes an executive position covered by the guideline. The Compensation Committee annually reviews each executive's progress toward the goal. The Compensation Committee can specify a percentage of the executive's annual incentive compensation be paid in shares of Common Stock if it determines an executive is not achieving appropriate progress toward the goal.

In addition, the guideline credits the executive with vested shares allocated to the executive under the qualified and non-qualified retirement plans and with the number of shares (net of the exercise price) issuable to the executive if he exercised vested, in-the-money stock options. Each Named Executive Officer has achieved the specified level of ownership.

Executive Compensation Clawback. If financial results are significantly restated due to fraud or intentional misconduct, the Board will review any performance-based compensation paid to executive officers who are found to be personally responsible for the fraud or intentional misconduct leading to the restatement and may, to the extent permitted by law, seek recoupment of amounts paid in excess of the amounts based on the restated financial results.

Tax Deductibility of Executive Compensation. The Corporation typically seeks to maximize the tax deductibility of components of executive compensation where appropriate. Section 162(m) of the Code limits the ability of public companies to deduct compensation in excess of $1,000,000 paid annually to the chief executive officer and the three other most highly compensated executive officers, not including the chief financial officer. There are exceptions to this limit, including compensation qualified as "performance-based." The portion of the Incentive Plan award linked to financial performance and any Performance Plan and stock option awards complied with the exception to Section 162(m) and are not considered in determining the $1,000,000 limit. In Fiscal 2015, portions of Mr. Askren’s salary and other compensation exceeded the Section 162(m) limit and were not deductible by the Corporation.

Impact of Prior Compensation in Setting Elements of Compensation

Prior compensation of the Named Executive Officers does not generally impact how elements of current compensation are set. The independent Directors and the Compensation Committee believe the competitive environment mandates current total compensation be sufficient to attract, motivate and retain top management. The Compensation Committee analyzes outstanding equity grants, outstanding Incentive Plan and Performance Plan awards and ownership of Common Stock for each Named Executive Officer to ensure future stock equity grants, Incentive Plan and Performance Plan awards, CIC Agreements and other benefits provide appropriate and relevant incentives to the executives. Based on the current analysis, the Compensation Committee believes prior compensation will not impact the ongoing effectiveness of the compensation objectives.

Say on Pay Vote Results

The Corporation held its annual advisory vote to approve Named Executive Officer compensation at the 2015 Annual Meeting. Approximately 97% of the votes cast by shareholders were in favor of the compensation program for Named Executive Officers described in the Corporation's proxy statement for the 2015 Annual Meeting. The Compensation Committee reviewed its Named Executive Officer compensation decisions with respect to Fiscal 2015 in light of this substantial shareholder support and further considered the results of the advisory vote when making Named Executive Officer compensation decisions in early Fiscal 2015. Given the significant shareholder support voiced through the advisory vote to approve Named Executive Officer compensation, the Compensation Committee continued to apply substantially the same principles in determining the amounts and structure of executive compensation and renewed its commitment to paying for performance.

Compensation Committee Interlocks and Insider Participation

Messrs. Waters, III (Chairperson) and Calado and Ms. Bell served as members of the Human Resources and Compensation Committee during Fiscal 2015. They have never been officers or employees of the Corporation, and have no relationship with the Corporation other than as Directors and stockholders. During Fiscal 2015, no executive officer of the Company served as a director, or as a member of any compensation committee, of any other entity that had an executive officer that served on the Board or Human Resources and Compensation Committee of the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the CD&A, which begins on page 18 of this Proxy Statement, with management, and based on review and discussions, the Compensation Committee recommended to the Board the CD&A be included in this Proxy Statement.

HUMAN RESOURCES AND COMPENSATION COMMITTEE
Ronald V. Waters, III, Chairperson
Mary A. Bell
Miguel M. Calado

Summary Compensation Table

The table below shows the compensation awarded to, earned by or paid to each of the Named Executive Officers for Fiscal 2015, Fiscal 2014 and Fiscal 2013. The Corporation does not have employment agreements with any of its executives. While employed, executives are entitled to base salary, participation in the executive compensation programs identified in the tables below and discussed in the CD&A and other benefits common to all members. The performance-based conditions associated with Performance Plan and Incentive Plan awards as well as salary and bonus in proportion to total compensation are discussed in detail throughout the CD&A, which begins on page 18 of this Proxy Statement.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Stan A. Askren Chairman, President and Chief Executive Officer, HNI Corporation	2015	1,082,510	11,422	—	1,990,903	2,452,680	345,363	5,882,878
	2014	1,050,612	9,841	—	1,758,450	2,404,414	230,722	5,454,039
	2013	875,934	7,395	—	1,802,901	1,781,233	149,032	4,616,496
Kurt A. Tjaden Senior Vice President and Chief Financial Officer, HNI Corporation	2015	413,524	11,422	—	373,041	546,424	99,256	1,443,667
	2014	405,149	9,841	—	327,909	560,448	73,753	1,377,101
	2013	383,190	7,395	—	387,443	445,521	55,561	1,279,110
Bradley D. Determan Executive Vice President, HNI Corporation President, Hearth & Home Technologies Group	2015	424,198	14,047	—	378,649	427,604	63,970	1,308,468
	2014	415,526	15,224	—	332,834	562,770	54,977	1,381,331
	2013	392,576	10,188	—	393,269	599,073	85,842	1,480,948
Jerald K. Dittmer Executive Vice President, HNI Corporation President, The HON Company	2015	473,007	11,965	—	489,331	721,323	115,273	1,810,899
	2014	463,654	11,180	—	430,120	514,235	101,172	1,520,361
	2013	437,354	10,111	—	433,523	520,560	91,495	1,493,042
Jeffrey D. Lorenger Executive Vice President, HNI Corporation President, HNI Contract Furniture Group	2015	444,550	8,295	—	477,800	669,506	85,706	1,685,857
	2014	425,347	8,385	—	415,186	520,953	67,022	1,436,892
	2013	365,075	7,752	—	635,159	391,574	59,055	1,458,616

Notes

(1)	The amounts in this column reflect the payments of cash profit-sharing during calendar years 2015, 2014 and 2013 under the Cash Profit-Sharing Plan.

(2)	No stock awards were granted in Fiscal 2015, Fiscal 2014 or Fiscal 2013.

(3)
The amounts in this column reflect the aggregate grant date fair value of stock options granted in Fiscal 2015, Fiscal 2014 and Fiscal 2013 under the Stock Plan computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in the footnote titled "Stock-Based Compensation" to the Corporation's audited financial statements for: (i) Fiscal 2015 included in the Corporation's Annual Report on Form 10-K for the year ended January 2, 2016; (ii) Fiscal 2014 included in the Corporation's Annual Report on Form 10-K for the year ended January 3, 2015; and (iii) Fiscal 2013 included in the Corporation's Annual Report on Form 10-K for the year ended December 28, 2013.

(4)
The amounts in this column include annual incentive compensation awards earned in Fiscal 2015, Fiscal 2014 and Fiscal 2013 under the Incentive Plan. The awards earned in Fiscal 2015 were paid in February 2016. For Fiscal 2015, in addition to awards earned under the Incentive Plan, this column also includes the cash portion of Performance Plan awards earned for the 2015 portion of the 2013-2015 Plan, the 2014-2016 Plan and the 2015-2017 Plan. The 2013-2015 Plan award was paid in February 2016 and was subject to continuous employment through the last day of Fiscal 2015. The 2014-2016 Plan award will not be paid until 2017 and is subject to continuous employment through the last day of fiscal year 2016. The 2015-2017 Plan award will not be paid until 2018 and is subject to continuous employment through the last day of fiscal year 2017. The breakdown between the Incentive Plan and the Performance Plan awards for Fiscal 2015 is as follows: Mr. Askren – $1,471,025 under the Incentive Plan, $349,922 under the 2013-2015 Plan, $425,250 under the 2014-2016 Plan and $206,483 under the 2015-2017 Plan; Mr. Tjaden – $353,239 under the Incentive Plan, $75,197 under the 2013-2015 Plan, $79,298 under the 2014-2016 Plan and $38,690 under the 2015-2017 Plan; Mr. Determan – $231,513 under the Incentive Plan, $76,329 under the 2013-2015 Plan, $80,491 under the 2014-2016 Plan and $39,272 under the 2015-2017 Plan; Mr. Dittmer – $482,414 under the Incentive Plan, $84,141 under the 2013-2015 Plan, $104,017 under the 2014-2016 Plan and $50,750 under the 2015-2017 Plan; and Mr. Lorenger – $449,268 under the Incentive Plan, $70,278 under the 2013-2015 Plan, $100,406 under the 2014-2016 Plan and $49,554 under the 2015-2017 Plan.

(5)
The amounts in this column include the Corporation's contributions to the Retirement Plan, the dollar value of Corporation-paid life insurance premiums under the Life Insurance Plan, both of which are generally available to all members, and the dollar value of Common Stock paid under the SIP. Contributions under the Retirement Plan in Fiscal 2015, Fiscal 2014 and Fiscal 2013 were as follows: Mr. Askren – $22,547; $20,852; $18,352; Mr. Tjaden – $22,547; $20,852; $18,352; Mr. Determan – $24,988; $25,858; $20,949; Mr. Dittmer – $23,052; $22,097; $20,878; and Mr. Lorenger – $19,639; $19,498; $18,684. The dollar values of Corporation-paid life insurance premiums under the Life Insurance Plan in Fiscal 2015, Fiscal 2014 and Fiscal 2013 were as follows: Messrs. Askren, Tjaden, Determan, Dittmer and Lorenger – $67; $81; and $81. The dollar values of Common Stock earned under the SIP for Fiscal 2015, Fiscal 2014 and Fiscal 2013 were as follows: Mr. Askren – $322,749; $209,788; $130,599; Mr. Tjaden – $76,642; $52,820; $37,128; Mr. Determan – $28,428; $27,992; $64,812; Mr. Dittmer – $92,155; $78,994; $70,536; and Mr. Lorenger – $66,000; $47,443; $40,290. The SIP Common Stock for Fiscal 2015 was issued February 29, 2016; Fiscal 2014 was issued March 2, 2015 and Fiscal 2013 was issued February 24, 2014. Above-market earnings on deferred compensation for Fiscal 2015 were as follows: Mr. Determan – $10,487.

Grants of Plan-Based Awards

The table below shows the grants of plan-based awards to the Named Executive Officers during Fiscal 2015, including Performance Plan awards, Incentive Plan awards and stock options granted under the Stock Plan. The aggregate grant date fair value of stock option awards are disclosed on a grant-by-grant basis in the table below. For additional information on the Incentive Plan and the Stock Plan, see "Annual Incentive Compensation" on page 24 and "Long-Term Incentive Compensation" on page 30 of this Proxy Statement.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Stan A. Askren
Stock Options	2/18/2015				107,908	51.54	1,990,903
2015-2017 Performance Plan	2/18/2015	203,766	815,063	1,630,126
Incentive Plan	2/18/2015	391,230	1,304,100	2,216,970

Kurt A. Tjaden
Stock Options	2/18/2015				20,219	51.54	373,041
2015-2017 Performance Plan	2/18/2015	38,181	152,722	305,444
Incentive Plan	2/18/2015	95,298	317,661	540,024

Bradley D. Determan
Stock Options	2/18/2015				20,523	51.54	378,649
2015-2017 Performance Plan	2/18/2015	38,755	155,020	310,040
Incentive Plan	2/18/2015	96,732	322,441	548,150

Jerald K. Dittmer
Stock Options	2/18/2015				26,522	51.54	489,331
2015-2017 Performance Plan	2/18/2015	50,083	200,330	400,660
Incentive Plan	2/18/2015	107,045	356,815	606,586
Jeffrey D. Lorenger
Stock Options	2/18/2015				25,897	51.54	477,800
2015-2017 Performance Plan	2/18/2015	48,902	195,606	391,212
Incentive Plan	2/18/2015	100,598	335,325	570,053

Notes

(1)
There is no threshold performance level for the individual strategic objective component of the annual incentive compensation award under the Incentive Plan. However, with respect to the financial component of the annual incentive compensation award under the Incentive Plan, a 50 percent payout level is the minimum performance threshold required to receive a payout and is the amount reflected above as the threshold for the Incentive Plan.

Outstanding Equity Awards at Fiscal Year End

The following table shows the Named Executive Officers' outstanding equity awards as of the end of Fiscal 2015. All outstanding stock option awards reported in this table cliff-vest four years and expire ten years after the date of grant.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date
Stan A. Askren	40,712		58.06	2/15/16
	58,676		48.66	2/14/17
	112,644		10.36	2/23/19
	226,909		23.99	2/17/20
	140,842		31.98	2/16/21
		218,364	25.46	2/15/22
		166,166	31.79	2/13/23
		167,791	34.78	2/12/24
		107,908	51.54	2/18/25

Kurt A. Tjaden	48,000		23.99	2/17/20
	30,412		31.98	2/16/21
		47,151	25.46	2/15/22
		35,709	31.79	2/13/23
		31,289	34.78	2/12/24
		20,219	51.54	2/18/25

Bradley D. Determan	8,320		58.06	2/15/16
		48,092	25.46	2/15/22
		36,246	31.79	2/13/23
		31,759	34.78	2/12/24
		20,523	51.54	2/18/25

Jerald K. Dittmer	7,125		58.06	2/15/16
	10,463		48.66	2/14/17
	88,000		23.99	2/17/20
	33,950		31.98	2/16/21
		53,143	25.46	2/15/22
		39,956	31.79	2/13/23
		41,042	34.78	2/12/24
		26,522	51.54	2/18/25

Jeffrey D. Lorenger	2,957		58.06	2/15/16
	6,483		48.66	2/14/17
	42,182		23.99	2/17/20
	26,725		31.98	2/16/21
		44,067	25.46	2/15/22
		58,540	31.79	2/13/23
		39,617	34.78	2/12/24
		25,897	51.54	2/18/25

(1)
All stock options cliff-vest four years after the grant date. Vesting dates for each unexercisable stock option award, in descending order, for each Named Executive Officer are as follows: February 15, 2016, February 13, 2017, February 12, 2018, and February 18, 2019.

(2)
For fiscal years prior to Fiscal 2008, the exercise price was the average of the high and low transaction prices of a share of Common Stock on the grant date. Stock options granted in Fiscal 2008 and after under the Stock Plan have an exercise price equal to the closing price of a share of Common Stock on the grant date.

Option Exercises and Stock Vested

The following table shows information concerning Named Executive Officers' exercise of stock options during Fiscal 2015.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Stan A. Askren	63,434	1,250,620
Kurt A. Tjaden	12,931	517,049
Bradley D. Determan	42,747	671,719
Jerald K. Dittmer	—	—
Jeffrey D. Lorenger	—	—

Notes

(1)
This column is calculated by multiplying the number of shares acquired by the difference between the actual sale price on the date of exercise or, if the shares were retained by the Named Executive Officer, the closing price of a share of Common Stock on the date of exercise and the exercise price of the stock options. Messrs. Askren, Tjaden, and Determan exercised the following options in Fiscal 2015:

Name	Date of Exercise	Number of Shares Acquired on Exercise (#)	Option Exercise Price ($/Share)	Sold or Retained Shares	Sale or Closing Price on Date of Exercise ($/Share)	Value Realized on Exercise ($)
Stan A. Askren	2/24/2015	63,434	31.69	Sold	51.41	1,250,620
Kurt A. Tjaden	3/5/2015	12,931	10.36	Sold	50.35	517,049
Bradley D. Determan	2/17/2015	11,876	48.66	Sold	52.75	48,559
	2/17/2015	23,871	31.98	Sold	52.21	483,020
	2/20/2015	7,000	31.98	Sold	52.00	140,140

Nonqualified Deferred Compensation

The Deferred Plan allows executives to defer certain compensation to a cash account earning interest at a rate set annually at one percent above the prime interest rate or to the Corporation's notional stock account in the form of nonvoting share units earning dividends distributed to shareholders which are then automatically reinvested in additional nonvoting share units. The only Named Executive Officers currently participating in the Deferred Plan are Messrs. Askren and Determan. Mr. Askren deferred into the Corporation's notional stock account the after-tax value of his 2014 SIP award, which was granted in February 2015, totaling $204,858 and is reflected in the table below. The value of Mr. Askren's 2014 SIP award, before taxes, was $209,788. Mr. Askren's balance in the Deferred Plan as of the end of Fiscal 2015 was 52,827 nonvoting share units. Unless distributed earlier due to the occurrence of certain triggering events as described in the Deferred Plan (including death, disability or change in control), this balance will not be distributed until the earlier of January 31, 2018 for a portion of the balance, January 31, 2021 for another portion of the balance, January 31, 2022 for another portion of the balance and the date Mr. Askren is no longer employed by the Corporation with respect to the entire remaining balance.

Mr. Determan deferred into the Corporation's notional stock account the after-tax value of his 2014 SIP award, which was granted in February 2015, totaling $27,335 and is reflected in the table below. The value of Mr. Determan’s 2014 SIP award, before taxes, was $27,992. Mr. Determan’s balance in the Deferred Plan as of the end of Fiscal 2015 was 2,439 nonvoting share units. Mr. Determan deferred into the Corporation's cash account the after-tax value of his 2015 Incentive Plan award, which was paid in February 2016, totaling $231,513 and is reflected in the table below. Unless distributed earlier due to the occurrence of certain triggering events as described in the Deferred Plan (including death, disability or change in control), this balance will be distributed beginning in January 31, 2017 in five annual installments for a portion of this balance and beginning January 31, 2019 in three annual installments for another portion of the balance.

For additional information on the Deferred Plan, see "Retirement and Other Compensation Plans – Deferred Stock Plan" on page 32 of this Proxy Statement.

Name	Executive Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Balance at Last FYE ($) (3)
Stan A. Askren	204,858	(634,219)	1,904,928
Kurt A. Tjaden	0	0	0
Bradley D. Determan	258,848	14,668	1,339,922
Jerald K. Dittmer	0	0	—
Jeffrey D. Lorenger	0	0	—

Notes

(1)
The amount of Mr. Askren's contribution before taxes, $209,788, is reflected in the "All Other Compensation" Column of the Summary Compensation Table for Mr. Askren's Fiscal 2014 compensation. The amount of Mr. Determan's contribution before taxes, $259,505, includes $231,513 for “Non-Equity Incentive Plan Compensation" reflected in the Summary Compensation Table and $27,992 reflected in the "All Other Compensation" Column of the Summary Compensation Table for Mr. Determan's Fiscal 2014 compensation.

(2)
The reported dollar value is the sum of (i) share price appreciation (or depreciation) in the account balance during Fiscal 2015 not attributable to contributions, withdrawals or distributions during Fiscal 2015 and (ii) dividends earned on the account balance during Fiscal 2015. The share price appreciation (or depreciation) is calculated by first multiplying 47,690, the number of nonvoting share units in Mr. Askren's account at the end of Fiscal 2014, by $36.06, the closing price of a share of Common Stock on December 31, 2015, the last trading day of Fiscal 2015; and then subtracting from such amount Mr. Askren's aggregate account balance at the end of Fiscal 2014 – $2,408,345. The dividends earned on the account balance during Fiscal 2015 were $54,425. The dividends earned on Mr. Determan’s account balance during Fiscal 2015 were $2,512, and the interest earned on Mr. Determan’s account balance during Fiscal 2015 was $38,937.

(3)
The reported dollar value is calculated by multiplying 52,827, the number of nonvoting share units in Mr. Askren's account at the end of Fiscal 2015, by $36.06, the closing price of a share of Common Stock on December 31, 2015, the last trading day of Fiscal 2015. For Mr. Determan, the reported dollar value is calculated by (a) multiplying 2,439, the number of nonvoting share units in the account at the end of Fiscal 2015, by $36.06, the closing price of a share of Common Stock on December 31, 2015, the last trading day of Fiscal 2015 and (b) adding the cash balance of Mr. Determan's deferral of cash awards.

Potential Payments Upon Termination or Change in Control

Retirement, death, disability and change in control ("CIC") events trigger the payment of compensation to the Named Executive Officers not available to all salaried members.

Change in Control Employment Agreements. A limited number of executives, including the Named Executive Officers, have entered into a CIC Agreement with the Corporation. The CIC Agreement is designed to assure the continuity of executive management during a threatened takeover and ensure executive management is able to objectively evaluate any CIC proposal and act in the best interests of shareholders during a possible acquisition, merger or combination. The agreement is designed as part of a competitive compensation package, thereby aiding in attracting and retaining top-quality executives. The description of the amended form of agreement below is qualified in its entirety by the actual form of CIC Agreement, attached as Exhibit 10.1 to the Corporation's Current Report on Form 8-K filed November 16, 2006, as amended by Amendment No. 1, attached as Exhibit 10.1 to the Corporation's Current Report on Form 8-K filed August 10, 2007.

The CIC Agreement defines a CIC as having occurred:

•	when a third person or entity becomes the beneficial owner of 20 percent or more of the outstanding Common Stock, subject to certain exceptions;

•	when more than one-third of the Board is composed of persons not recommended by at least three-fourths of the incumbent Board;

•	upon the occurrence of certain business combinations involving the Corporation; or

•	upon approval by shareholders of a complete liquidation or dissolution.

Upon a CIC, a two-year employment contract between the Corporation and the executive becomes effective. The executive is entitled to certain benefits if, at any time within two years of the CIC, the executive's employment is terminated by the Corporation for any reason other than cause or disability of the executive or by the executive for good reason.

Cause is defined as an act or acts of dishonesty on the executive's part resulting in substantial personal enrichment at the Corporation's expense or repeated violations by the executive of obligations under the agreement, which are demonstrably willful and deliberate on the executive's part and resulted in material injury to the Corporation. Good reason is defined as:

•
assignment to the executive of any duties substantially inconsistent with the executive's position, authority or responsibilities or any other substantial adverse changes in the executive's position (including title), authority or responsibilities;

•	failure to comply with any of the provisions of the agreement;

•	a required change of more than 50 miles in the executive's principal place of work, except for travel reasonably required in performing the executive's responsibilities;

•	a purported termination of the executive's employment by the Corporation not permitted by the agreement;

•	failure to require a successor company to assume the agreement; or

•	the executive's good faith determination the CIC resulted in the executive being substantially unable to carry out authorities or responsibilities attached to the position held prior to the CIC.

When a triggering event occurs following a CIC, the executive is entitled to a severance payment equal to two times (three times for the Chairman and CEO) the sum of the executive's annual base salary and the average of the executive's annual incentive compensation awards for the prior two years.  The executive is also entitled to receive annual salary through the date of termination and a bonus equal to the average of the executive's annual incentive compensation awards for the prior two years (prorated based on the length of employment during the year in which termination occurs) minus any incentive compensation amount already paid to the executive with respect to the fiscal year in which the CIC occurs.

If a triggering event occurs, the executive is also entitled to a continuation of certain medical and dental benefits for up to 18 months and group life insurance benefits for up to two years if comparable benefits are not otherwise available to the executive. In addition, the executive is entitled to receive a lump-sum payment in an amount equal to the present value of the cost of health and dental coverage for an additional six months (including an additional amount to "gross up" this payment for tax liability) and an additional lump-sum payment equal to the value, reasonably determined, of two years of continued participation in disability benefit plans.

The Corporation must fulfill certain obligations to the executive, or pay certain amounts to the executive, through the date of the executive's termination if, at any time within two years of the CIC, the executive is terminated by reason of death, disability or cause, or if the executive terminates employment other than for good reason. Disability and certain other benefits must be provided to the executive after the date of termination if the executive is terminated by reason of disability.

The Corporation must pay the full amount due under the agreement and "gross-up" the executive's compensation for any excise tax, for any federal, state and local income taxes applicable to the excise tax "gross-up" and for tax penalties and interest imposed on "excess parachute payments" (i.e., excess severance or CIC payments), as defined in Section 280G of the Code. A gross-up payment is payable only to the extent the aggregate present value of the severance or CIC payments payable to the executive exceeds 110 percent of three times the executive's annualized includible compensation for the most recent five taxable years ending before the date on which the CIC occurred. If the 110 percent hurdle is not exceeded, the severance or CIC payments to the executive are reduced (or repaid) to the minimum extent necessary so no portion of the executive's benefit constitutes an excess parachute payment subject to the excise tax.

In exchange for receipt of the severance payment, salary, bonus and benefits under the agreement as described above, the executive is prohibited, for a period of one year from the date of termination, from entering into any relationship with any enterprise, business or division thereof (other than the Corporation), engaged in the same business in those states within the United States in which the Corporation, at the time of termination of employment, conducts business and which has annual sales of at least $10,000,000. In addition, the executive shall not, without the Corporation's prior written consent, communicate or divulge any confidential information, knowledge or data relating to the Corporation or any of its affiliated companies to anyone other than the Corporation or its designees.

The executive is entitled to receive reimbursement for any legal fees and expenses, plus interest thereon, which may be incurred in enforcing or defending the agreement.  The CIC Agreement is automatically renewed, on an annual basis, for a period of two years.  The Board may terminate the agreement if it determines the executive is no longer a key executive; provided, however, a determination shall not be made, and if made shall have no effect, within two years after the occurrence of a CIC.

The Compensation Committee uses the CIC Agreement to strike an appropriate balance between executive and shareholder interests, preserve productivity, avoid disruption and limit distraction during a period when the Corporation is, or is rumored to be, involved in a CIC transaction. The Compensation Committee wants executives to be able to objectively evaluate any CIC proposal without being influenced by the potential CIC to overstate the value of the potential transaction. Likewise, the Compensation Committee intends to ease the consequences of an unexpected termination of employment so offers in the Corporation and its shareholders' best interests are given careful and thoughtful review.

The Compensation Committee does not view the CIC Agreements as an element of current compensation, and the agreements do not necessarily affect the Compensation Committee's annual decisions with respect to the compensation elements of the executive compensation program. The Compensation Committee receives and reviews information pertaining to compensation payable to the Named Executive Officers upon a CIC, including information beginning on page 39 of this Proxy Statement under the heading "Potential Payments Upon Termination or Change in Control."

Other Compensation Triggered by Change in Control Event. Under the Stock Plan, upon a CIC, each outstanding RSU award is immediately vested and stock option is immediately exercisable in full and remains exercisable for the remaining term of the option. Under both the Incentive Plan and the Performance Plan, the Board values each outstanding Incentive Plan and Performance Plan award prior to the effective date of a CIC and the values are payable without proration within 30 days of the date of a CIC. The foregoing payments occurring on or after a CIC are not conditioned on termination of employment.

Compensation Triggered By Retirement, Death or Disability. Upon retirement at age 65, or after age 55 with ten years of service, all outstanding Incentive Plan, Performance Plan and stock option awards immediately vest. Upon disability or death, all outstanding Incentive Plan, Performance Plan, stock option and RSU awards immediately vest. Option holders who terminate employment due to disability may exercise stock options, which fully vest as of the date of disability, until the earlier of the expiration date of the stock option or the second anniversary of the date of disability. The representatives of option holders whose employment is terminated due to death may exercise stock options, which shall fully vest as of the date of death, until the earlier of the expiration date of the stock option or the second anniversary of the date of death. Option holders who terminate employment due to retirement may exercise stock options, which shall fully vest as of the date of retirement, until the earlier of the expiration of the stock option, or the third anniversary of the date of retirement.

In the event of a termination of employment not due to a CIC event, retirement, death or disability, the Named Executive Officers receive only those benefits available to all members. However, the Named Executive Officers may exercise stock options which are vested as of the date of termination until the earlier of the expiration of the stock option or 180 days following the date of termination.

The following tables quantify compensation payable to the Named Executive Officers upon a CIC or the death or disability of the executive. The tables include only compensation items not available to all salaried members and assume the event occurred on the last business day of Fiscal 2015. Only Messrs. Askren and Dittmer were retirement eligible as of the last business day of Fiscal 2015, so retirement information is provided only for them. The "Total" Column in each of the following tables does not include deferred compensation, which may be payable sooner than the original election date. For a discussion of the Corporation's obligations to the Named Executive Officers under the Deferred Plan, see the Nonqualified Deferred Compensation for Fiscal 2015 Table above.

Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control

Name	Cash Severance Under CIC Agreement ($) (1)	Additional Benefits Under CIC Agreement ($) (2)	Incentive Plan Acceleration ($) (3)	Performance Plan Acceleration ($) (4)	Stock Options Acceleration ($) (5)	Excise Tax Gross-Up Under CIC Agreement ($) (6)	Total ($)
Stan Askren	8,349,310	52,739	1,471,025	1,583,987	3,238,960	6,969,643	21,665,663
Kurt Tjaden	1,728,499	52,739	353,239	323,538	692,328	0	3,150,343
Brad Determan	2,086,837	45,021	231,513	384,367	705,197	0	3,452,935
Jerry Dittmer	1,781,952	52,652	482,414	346,245	786,462	0	3,449,725
Jeff Lorenger	1,376,661	49,831	449,268	318,742	767,785	0	2,962,287

Notes

(1)
Under the CIC Agreements for each Named Executive Officer, the amounts in this column include the following: (i) an amount equal to two times (three times for Mr. Askren) the sum of (a) the executive's annual base salary and (b) the average of the executive's annual incentive compensation awards for the prior two years; (ii) an amount equal to the value of the cost of health and dental coverage for an additional six months from the date of termination; (iii) an amount equal to the value of the "gross-up" for any federal, state and local taxes applicable to the value of six months of health and dental coverage continuation; and (iv) an amount equal to the value of 24 months of continued participation in the Corporation's accidental death and travel accident insurance plan and disability plans. The amount of cash severance payable to Mr. Lorenger under the CIC Agreement was reduced by $261,192, so no portion of the executive's benefit constitutes an excess parachute payment subject to the excise tax as the 110 percent hurdle was not exceeded.

(2)
Represents the value of the following benefits provided following termination of employment under the CIC Agreements for each Named Executive Officer: medical and dental benefits for 18 months, group life insurance benefits for 24 months, and the value of the Corporation’s required contributions to the Retirement Plan.

(3)
Represents the value of the annual incentive award earned for Fiscal 2015, which the Named Executive Officer would be entitled to receive under the Incentive Plan if he remained employed by the Corporation on the last day of Fiscal 2015.

(4)
Represents the estimated 2013-2015 Plan, 2014-2016, and 2015-2017 Plan award payable. This amount has been based on the following assumptions for 2013-2015 Plan: (i) economic profit of 134 percent of the targeted amount for the 2013 performance year; (ii) economic profit of 77 percent of the targeted amount for the 2014 performance year; and (iii) economic profit of 159 percent of the targeted amount for the 2015 performance year. The amount payable based on these assumptions accounts for employment during the entire 36-month performance period. No amount would be payable until the first fiscal quarter of 2016. 2014-2016 Plan: (i) economic profit of 35 percent of the targeted amount for the 2014 performance year; (ii) economic profit of 162 percent of the targeted amount for the 2015 performance year; and (iii) economic profit of 100 percent of the targeted amount for the 2016 performance year. The amount payable based on these assumptions has been prorated to account for employment during 24 months of the 36-month performance period. No amount would be payable until the first fiscal quarter of 2017. This amount has been based on the following assumptions for 2015-2017 Plan: (i) economic profit of 76 percent of the targeted amount for the 2015 performance year; (ii) economic profit of 100 percent of the targeted amount for the 2016 performance year; and (iii) economic profit of 100 percent of the targeted amount for the 2017 performance year. The amount payable based on these assumptions has been prorated to account for employment during 12 months of the 36-month performance period. No amount would be payable until the first fiscal quarter of 2018. Amounts included for the Performance Plan are estimates and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors, the actual amounts we pay or distribute under the Performance Plan may differ materially. Factors affecting these amounts include the financial performance of the Corporation during 2016, 2017 and 2018 and the achievement of economic profit goals.

(5)
Represents the value of accelerating the vesting of stock options not otherwise vested in accordance with the Stock Plan. Such options will remain exercisable until the expiration date established at the time of award.

(6)
Represents the payment to "gross-up" the executive's compensation under the executive's CIC Agreement for any excise tax and for any federal, state and local taxes applicable to the excise tax "gross-up."

Value in Event of Change in Control with No Employment Termination

Name	Cash Payment Under CIC Agreement ($)	Total Value of Benefits Under CIC Agreement ($)	Incentive Plan Acceleration ($) (1)	Performance Plan Acceleration ($) (2)	Stock Option Acceleration ($) (3)	Total ($)
Stan A. Askren	0	0	1,471,025	1,583,987	3,238,960	6,293,972
Kurt A. Tjaden	0	0	353,239	323,538	692,328	1,369,105
Bradley D. Determan	0	0	231,513	384,367	705,197	1,321,077
Jerald K. Dittmer	0	0	482,414	346,245	786,462	1,615,121
Jeffrey D. Lorenger	0	0	449,268	318,742	767,785	1,535,795

Notes

(1)
Represents the value of the annual incentive award earned for Fiscal 2015, which the Named Executive Officer would be entitled to receive under the Incentive Plan if he remained employed by the Corporation on the last day of Fiscal 2015.

(2)
Represents the estimated 2013-2015 Plan, 2014-2016, and 2015-2017 Plan award payable. This amount has been based on the following assumptions for 2013-2015 Plan: (i) economic profit of 134 percent of the targeted amount for the 2013 performance year; (ii) economic profit of 77 percent of the targeted amount for the 2014 performance year; and (iii) economic profit of 159 percent of the targeted amount for the 2015 performance year. The amount payable based on these assumptions accounts for employment during the entire 36-month performance period. No amount would be payable until the first fiscal quarter of 2016. 2014-2016 Plan: (i) economic profit of 35 percent of the targeted amount for the 2014 performance year; (ii) economic profit of 162 percent of the targeted amount for the 2015 performance year; and (iii) economic profit of 100 percent of the targeted amount for the 2016 performance year. The amount payable based on these assumptions has been prorated to account for employment during 24 months of the 36-month performance period. No amount would be payable until the first fiscal quarter of 2017. This amount has been based on the following assumptions for 2015-2017 Plan: (i) economic profit of 76 percent of the targeted amount for the 2015 performance year; (ii) economic profit of 100 percent of the targeted amount for the 2016 performance year; and (iii) economic profit of 100 percent of the targeted amount for the 2017 performance year. The amount payable based on these assumptions has been prorated to account for employment during 12 months of the 36-month performance period. No amount would be payable until the first fiscal quarter of 2018. Amounts included for the Performance Plan are estimates and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors, the actual amounts we pay or distribute under the Performance Plan may differ materially. Factors affecting these amounts include the financial performance of the Corporation during 2016, 2017 and 2018 and the achievement of economic profit goals.

(3)
Represents the value of accelerating the vesting of stock options not otherwise vested in accordance with the Stock Plan. These options will remain exercisable until the expiration date established at the time of award.

Value in Event of Death

Name	Life Insurance Proceeds ($) (1)	Retirement & Profit Sharing (2)	Incentive Plan Acceleration ($) (3)	Performance Plan Acceleration ($) (4)	Stock Options Acceleration ($) (5)	Total ($)
Stan A. Askren	150,000	25,528	1,471,025	1,583,987	3,238,960	6,469,500
Kurt A. Tjaden	150,000	25,528	353,239	323,538	692,328	1,544,633
Bradley D. Determan	150,000	27,969	231,513	384,367	705,197	1,499,046
Jerald K. Dittmer	150,000	26,033	482,414	346,245	786,462	1,791,154
Jeffrey D. Lorenger	150,000	22,620	449,268	318,742	767,785	1,708,415

Notes

(1)
Represents the proceeds of the life insurance policy maintained by the Corporation for each of the Named Executive Officers under the Life Insurance Plan. The policy amount is equal to the lesser of the insured's annual base salary or $150,000.

(2)	Represents the value of the Corporation’s required contributions to the Retirement Plan.

(3)
Represents the value of the annual incentive award earned for Fiscal 2014, which the Named Executive Officer would be entitled to receive under the Incentive Plan if he remained employed by the Corporation on the last day of Fiscal 2014.

(4)
Represents the estimated 2013-2015 Plan, 2014-2016, and 2015-2017 Plan award payable. This amount has been based on the following assumptions for 2013-2015 Plan: (i) economic profit of 134 percent of the targeted amount for the 2013 performance year; (ii) economic profit of 77 percent of the targeted amount for the 2014 performance year; and (iii) economic profit of 159 percent of the targeted amount for the 2015 performance year. The amount payable based on these assumptions accounts for employment during the entire 36-month performance period. No amount would be payable until the first fiscal quarter of 2016. 2014-2016 Plan: (i) economic profit of 35 percent of the targeted amount for the 2014 performance year; (ii) economic profit of 162 percent of the targeted amount for the 2015 performance year; and (iii) economic profit of 100 percent of the targeted amount for the 2016 performance year. The amount payable based on these assumptions has been prorated to account for employment during 24 months of the 36-month performance period. No amount would be payable until the first fiscal quarter of 2017. This amount has been based on the following assumptions for 2015-2017 Plan: (i) economic profit of 76 percent of the targeted amount for the 2015 performance year; (ii) economic profit of 100 percent of the targeted amount for the 2016 performance year; and (iii) economic profit of 100 percent of the targeted amount for the 2017 performance year. The amount payable based on these assumptions has been prorated to account for employment during 12 months of the 36-month performance period. No amount would be payable until the first fiscal quarter of 2018. Amounts included for the Performance Plan are estimates and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors, the actual amounts we pay or distribute under the Performance Plan may differ materially. Factors affecting these amounts include the financial performance of the Corporation during 2016, 2017 and 2018 and the achievement of economic profit goals.

(5)	Represents the value of accelerating the vesting of stock options not otherwise vested in accordance with the Stock Plan. Such options will remain exercisable until two years from the date of death.

Value in Event of Disability

Name	Retirement & Profit Sharing (1)	Incentive Plan Acceleration ($) (2)	Performance Plan Acceleration ($) (3)	Stock Options Acceleration ($) (4)	Total ($)
Stan A. Askren	25,528	1,471,025	1,583,987	3,238,960	6,319,500
Kurt A. Tjaden	25,528	353,239	323,538	692,328	1,394,633
Bradley D. Determan	27,969	231,513	384,367	705,197	1,349,046
Jerald K. Dittmer	26,033	482,414	346,245	786,462	1,641,154
Jeffrey D. Lorenger	22,620	449,268	318,742	767,785	1,558,415

Notes

(1)	Represents the value of the Corporation’s required contributions to the Retirement Plan.

(2)
Represents the value of the annual incentive award earned for Fiscal 2015, which the Named Executive Officer would be entitled to receive under the Incentive Plan if he remained employed by the Corporation on the last day of Fiscal 2015.

(3)
Represents the estimated 2013-2015 Plan, 2014-2016, and 2015-2017 Plan award payable. This amount has been based on the following assumptions for 2013-2015 Plan: (i) economic profit of 134 percent of the targeted amount for the 2013 performance year; (ii) economic profit of 77 percent of the targeted amount for the 2014 performance year; and (iii) economic profit of 159 percent of the targeted amount for the 2015 performance year. The amount payable based on these assumptions accounts for employment during the entire 36-month performance period. No amount would be payable until the first fiscal quarter of 2016. 2014-2016 Plan: (i) economic profit of 35 percent of the targeted amount for the 2014 performance year; (ii) economic profit of 162 percent of the targeted amount for the 2015 performance year; and (iii) economic profit of 100 percent of the targeted amount for the 2016 performance year. The amount payable based on these assumptions has been prorated to account for employment during 24 months of the 36-month performance period. No amount would be payable until the first fiscal quarter of 2017. This amount has been based on the following assumptions for 2015-2017 Plan: (i) economic profit of 76 percent of the targeted amount for the 2015 performance year; (ii) economic profit of 100 percent of the targeted amount for the 2016 performance year; and (iii) economic profit of 100 percent of the targeted amount for the 2017 performance year. The amount payable based on these assumptions has been prorated to account for employment during 12 months of the 36-month performance period. No amount would be payable until the first fiscal quarter of 2018. Amounts included for the Performance Plan are estimates and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors, the actual amounts we pay or distribute under the Performance Plan may differ materially. Factors affecting these amounts include the financial performance of the Corporation during 2016, 2017 and 2018 and the achievement of economic profit goals.

(4)
Represents the value of accelerating the vesting of stock options not otherwise vested in accordance with the Stock Plan. Such options will remain exercisable until two years from the date of disability.

Value in Event of Retirement

Name	Retirement & Profit Sharing (1)	Incentive Plan Acceleration ($) (2)	Performance Plan Acceleration ($) (3)	Stock Options Acceleration ($) (4)	Total ($)
Stan A. Askren	25,528	1,471,025	1,583,987	3,238,960	6,319,500
Jerald K. Dittmer	26,033	482,414	346,245	786,462	1,641,154

Notes

(1)	Represents the value of the Corporation’s required contributions to the Retirement Plan.

(2)
Represents the value of the annual incentive award earned for Fiscal 2015, which the Named Executive Officer would be entitled to receive under the Incentive Plan if he remained employed by the Corporation on the last day of Fiscal 2015.

(3)
Represents the estimated 2013-2015 Plan, 2014-2016, and 2015-2017 Plan award payable. This amount has been based on the following assumptions for 2013-2015 Plan: (i) economic profit of 134 percent of the targeted amount for the 2013 performance year; (ii) economic profit of 77 percent of the targeted amount for the 2014 performance year; and (iii) economic profit of 159 percent of the targeted amount for the 2015 performance year. The amount payable based on these assumptions accounts for employment during the entire 36-month performance period. No amount would be payable until the first fiscal quarter of 2016. 2014-2016 Plan: (i) economic profit of 35 percent of the targeted amount for the 2014 performance year; (ii) economic profit of 162 percent of the targeted amount for the 2015 performance year; and (iii) economic profit of 100 percent of the targeted amount for the 2016 performance year. The amount payable based on these assumptions has been prorated to account for employment during 24 months of the 36-month performance period. No amount would be payable until the first fiscal quarter of 2017. This amount has been based on the following assumptions for 2015-2017 Plan: (i) economic profit of 76 percent of the targeted amount for the 2015 performance year; (ii) economic profit of 100 percent of the targeted amount for the 2016 performance year; and (iii) economic profit of 100 percent of the targeted amount for the 2017 performance year. The amount payable based on these assumptions has been prorated to account for employment during 12 months of the 36-month performance period. No amount would be payable until the first fiscal quarter of 2018. Amounts included for the Performance Plan are estimates and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors, the actual amounts we pay or distribute under the Performance Plan may differ materially. Factors affecting these amounts include the financial performance of the Corporation during 2016, 2017 and 2018 and the achievement of economic profit goals.

(4)
Represents the value of accelerating the vesting of stock options not otherwise vested in accordance with the Stock Plan. Such options will remain exercisable until three years from the date of retirement.

PROPOSAL NO. 3 – ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION

The Corporation conducts an annual shareholder advisory vote on named executive officer compensation as recommended by the Board, and approved by shareholders. In deciding how to vote on this proposal, please consider the following factors as well as the detailed discussion of the executive compensation program contained in the CD&A:

•
the independent Directors and the Compensation Committee believe the executive compensation program has been effective at incenting achievement of financial performance goals, individual strategic objectives and creation of shareholder value as illustrated by the Corporation's improved financial performance in Fiscal 2015;

•	a majority of each Named Executive Officer's annual compensation opportunity is comprised of incentive-based, at-risk compensation;

•	a meaningful portion of the Named Executive Officers' long-term incentive compensation in Fiscal 2015 was performance-based;

•	equity is a significant component of total compensation;

•	overall compensation levels for the Named Executive Officers are competitive with the market; and

•	the Corporation maintains the following governance practices with respect to the executive compensation program:

◦	significant stock ownership guidelines;

◦	no perquisites except standard relocation assistance;

◦	anti-hedging policy for the Named Executive Officers; and

◦	a compensation recovery policy for repayment of performance-based compensation in certain circumstances.

Accordingly, we ask shareholders to vote FOR the following resolution at the Meeting:

"RESOLVED, the shareholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables and narrative discussion."

The vote on this proposal is advisory and non-binding and will not overrule any decision by the Corporation, the Compensation Committee or the Board. The Compensation Committee and the Board will review and consider the outcome of this vote when making future compensation decisions for the Named Executive Officers.

Required Vote

The affirmative vote of the holders of a majority of the Outstanding Shares voted at the Meeting is required to adopt the resolution. Abstentions and broker non-votes will not be counted for purposes of determining whether this Proposal has received sufficient votes for approval.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE "FOR" ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

DIRECTOR COMPENSATION

Each independent Director receives an annual retainer of $160,000, of which $65,000 is paid in cash in equal installments of $16,250 at each quarterly Board meeting (prior to the May 5, 2015 Board meeting, the cash retainer was $62,000) and $95,000 is paid in the form of a Common Stock grant issued under the 2007 Equity Plan for Non-Employee Directors of HNI Corporation (the "2007 Equity Plan") following the May Board meeting (prior to the May 5, 2015 Board meeting, the Common Stock retainer was $93,000). In Fiscal 2015, each independent Director received:

•	a cash installment payment of $15,500 at the February Board meeting and $16,250 at each of the May, August and November Board meetings; and

•	a $95,000 Common Stock grant at the May Board meeting.

The Lead Director receives an additional annual retainer of $17,500 (prior to the May 5, 2015 Board meeting, the retainer was $15,000). Each Audit Committee member receives an additional annual retainer of $4,000. The Chairperson of the Audit Committee receives an additional annual retainer of $15,000 (prior to the May 5, 2015 Board meeting, the retainer was $10,000). The Chairpersons of the Compensation Committee and Governance Committee each receive an additional annual retainer of $10,000 (prior to the May 5, 2015 Board meeting, the retainer was $7,500). As with the cash portion of the annual retainer for Board service, retainers for committee Chairpersons, Lead Director or Audit Committee service are paid in equal installments at each quarterly Board meeting.

Independent Directors may receive an additional $1,000 for each meeting attended if they are required to travel six hours or more on a round-trip basis. Directors are also reimbursed for travel and related expenses incurred to attend meetings. For purposes of determining Director compensation, an independent Director is anyone who is not a member of the Corporation. Directors who are members of the Corporation do not receive additional compensation for service on the Board.

The Corporation's policy with regard to Common Stock ownership by independent Directors is for each Director to own Common Stock with a market value of five times or more the cash portion of the annual retainer. To promote Common Stock ownership, Directors are required to receive one-half of the cash portion of their annual retainer in the form of shares of Common Stock to be issued under the 2007 Equity Plan or, to the extent the Director participates in the HNI Corporation Directors Deferred Compensation Plan (the "Directors Deferred Plan"), in the form of nonvoting share units to be credited to the Director's account under the Directors Deferred Plan. This requirement does not, however, apply to any Director owning Common Stock with a market value of five times or more the cash portion of the annual retainer. As of the end of Fiscal 2015, all of the Corporation's independent Directors were in compliance with the Corporation's policy with regard to stock ownership.

In addition to acquiring Common Stock as partial payment of their annual retainer, independent Directors can also acquire Common Stock in several other ways. Under the 2007 Equity Plan, Directors may elect to receive all or a portion of their cash retainers in the form of shares of Common Stock. Under the Directors Deferred Plan, each Director has the opportunity to defer up to 100 percent of his or her retainers. Amounts can be deferred to a cash account earning interest at a rate set each year at one percent above the prime interest rate or to the Corporation's notional stock account in the form of nonvoting share units that fluctuate in value based on the price increase or decrease of Common Stock and earn dividends distributed to all shareholders. The dividends are automatically reinvested for each participant to acquire additional nonvoting shares units. For any cash compensation deferred to the Corporation's notional stock account, the number of nonvoting share units is determined by dividing the amount of the compensation by the fair market value of a share of Common Stock on the date such compensation would have otherwise been paid. Each Director participating in the Directors Deferred Plan elects, on an annual basis, the date or dates of distribution (i.e., a Director can elect a lump-sum distribution or distribution via annual installments not to exceed 15) of any amounts he or she has deferred. In addition, each independent Director is eligible to receive awards of stock options to purchase Common Stock, restricted stock or Common Stock grants, or any combination thereof, under the 2007 Equity Plan in such amounts as the Board may authorize.

In May 2015, each independent Director serving on the Board was granted 1,977 shares of Common Stock under the 2007 Equity Plan. The Corporation does not have a non-equity incentive plan for independent Directors. As of the Record Date, the Corporation

has never issued stock options to purchase Common Stock or shares of restricted stock to the independent Directors and all shares of Common Stock issued to Directors in lieu of cash retainer amounts were fully vested upon issuance.

Director Compensation for Fiscal 2015

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Mary A. Bell	72,500	95,000	—	1,572	169,072
Miguel M. Calado	65,250	95,000	—	1,572	161,822
Cheryl A. Francis	75,750	95,000	—	1,572	172,322
James R. Jenkins	73,250	95,000	3,887	1,572	173,709
Dennis J. Martin	71,625	95,000	—	1,572	168,197
Larry B. Porcellato	70,625	95,000	291	1,572	167,488
Abbie J. Smith	81,125	95,000	—	1,572	177,697
Brian E. Stern	66,250	95,000	—	1,572	162,822
Ronald V. Waters, III	69,250	95,000	2,475	1,572	168,297

Notes

(1)
For Fiscal 2015, the independent Directors listed in the table above each earned the following fees: Ms. Bell - $64,250 annual retainer plus $2,000 retainer for service on the Audit Committee and $6,250 retainer for service as Chairperson of the Audit Committee; Mr. Calado - $64,250 annual retainer plus $1,000 for travel in excess of 6 hours on one occasions; Ms. Francis - $64,250 annual retainer plus $4,000 for service on the Audit Committee and $7,500 for service as Chairperson of the Audit Committee; Mr. Jenkins – $64,250 annual retainer plus $5,000 for services as Chairperson of the Governance Committee and $4,000 for travel in excess of 6 hours on four occasions; Mr. Martin - $64,250 annual retainer plus $4,375 retainer for service as Chairperson of the Compensation Committee and $2,000 for service on the Audit Committee and $1,000 for travel in excess of 6 hours on one occasion; Mr. Porcellato – $64,250 annual retainer plus $4,375 retainer for service as Chairperson of the Governance Committee and 2,000 for service on the Audit Committee; Ms. Smith – $64,250 annual retainer plus $16,875 for service as Lead Director; Mr. Stern – $64,250 annual retainer plus $2,000 retainer for service on the Audit Committee and Mr. Waters - $64,250 annual retainer plus $5,000 for service as Chairperson of the Compensation Committee. Ms. Francis elected to receive 100 percent of cash retainer in the form of shares of Common Stock under the 2007 Equity Plan, which equated 1,609 shares. Mr. Martin elected to receive 50 percent of cash retainer in the form of shares of Common Stock under the 2007 Equity Plan, which equated to 744 shares. Mses. Bell and Smith each elected to receive 100 percent and Messrs. Jenkins and Martin elected to receive 50 percent of their cash retainers in the form of nonvoting share units under the Directors Deferred Plan, which equated to the following number of nonvoting share units: Ms. Bell – 1,526; Ms. Smith – 1,717; and Mr. Jenkins – 735 Mr. Martin – 746.

(1)
Represents the portion of the annual retainer paid in the form of shares – a $95,000 Common Stock grant authorized by the Board on May 5, 2015 under the 2007 Equity Plan. Each independent Director serving on the Board as of May 5, 2015, was issued 1,977 shares of Common Stock at a price of $48.05 (the closing price of a share of Common Stock on the date of grant, May 5, 2015) for a total grant date fair value of $94,995, as computed in accordance with FASB Accounting Standards Codification Topic 718. The difference between the $95,000 Common Stock grant authorized by the Board and the actual value of Common Stock issued ($94,995) was approximately $5. As the Corporation only issues fractional shares under the Directors Deferred Plan, and not under the 2007 Equity Plan, the Corporation paid each independent Director serving on the Board as of May 5, 2015, $5, either in the form of cash in lieu of a fractional share for those Directors that did not elect to defer their Common Stock grant under the Directors Deferred Plan or in the form of a fractional share for those Directors that did elect to defer their Common Stock grant under the Directors Deferred Plan. Mses. Bell and Smith and Messrs. Jenkins and Martin each deferred 100 percent of their Common Stock grants under the Directors Deferred Plan. There are no unexercised option awards or unvested stock awards outstanding as of the end of Fiscal 2015 for any of the Directors.

(2)
Includes above-market interest earned on cash compensation deferred under the Directors Deferred Plan. Interest on deferred cash compensation is earned at one percent over the prime rate. Mr. Jenkins deferred 50 percent of his cash compensation. Above-market interest earned by Mr. Porcellato is for cash compensation deferred prior to January 1, 2007, and interest earned by Mr. Waters is for cash compensation deferred prior to January 1, 2010.

(3)	Includes dividends earned on Common Stock grants during Fiscal 2015.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

On the Record Date, there were 44,385,124 Outstanding Shares. On that date, to the Corporation's knowledge, there were four shareholders who owned beneficially more than five percent of all Outstanding Shares. The table below contains information, as of that date (except as noted below), regarding the beneficial ownership of these entities. Unless otherwise indicated, the Corporation believes each of the entities listed below has sole voting and investing power with respect to all the shares of Common Stock indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Farm Insurance Companies (1) One State Farm Plaza Bloomington, Illinois 61710	7,384,343	(2)	16.6%
BlackRock, Inc. (3) 40 East 52nd Street New York, New York 10022	3,753,489	(4)	8.5%
The Vanguard Group, Inc. (5) 100 Vanguard Boulevard Malvern, PA 19355	3,025,518	(6)	6.8%
Fidelity Management & Research Company 245 Summer Street Boston, Massachusetts 02210	2,781,617	(7)	6.3%

Notes

(1)
State Farm Insurance Companies consists of the following entities: State Farm Mutual Automobile Insurance Company; State Farm Fire and Casualty Company; State Farm Investment Management Corp.; State Farm Insurance Companies Employee Retirement Trust; State Farm Mutual Fund Trust; and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees.

(2)
Information is based on a Schedule 13G/A filed February 2, 2016 with the SEC by State Farm Insurance Companies for the period ended December 31, 2015.  Of the 7,384,343 shares beneficially owned, State Farm Insurance Companies has sole voting and investment power with respect to 7,366,400 shares and shared voting and investment power with respect to 17,943 shares.

(3)
The following subsidiaries of BlackRock, Inc. hold the shares of Common Stock noted:  BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Schweiz AG; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; BlackRock Financial Management, Inc.; BlackRock Asset Management Ireland Limited; BlackRock Investment Management (Australia) Limited; and BlackRock Investment Management (UK) Limited

(4)
Information is based on a Schedule 13G/A filed January 26, 2016 with the SEC by BlackRock, Inc., for the period ended December 31, 2015.  Of the 3,753,489 shares beneficially owned, BlackRock Inc. has sole investment power with respect to all such shares and sole voting power with respect to 3,652,868 shares.

(5)	The following subsidiaries of The Vanguard Group, Inc. hold the shares of Common Stock noted: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

(6)
Information is based on a Schedule 13G filed February 11, 2016 with the SEC by The Vanguard Group, Inc., for the period ended December 31, 2015.  Of the 3,025,518 shares beneficially owned, The Vanguard Group, Inc. has sole voting power with respect to 97,695 shares, shared voting power with respect to 2,800 shares, sole investment power with respect to 2,927,823 shares, and shared investment power with respect to 97,695 shares.

(7)
Information is based on a Schedule 13G/A filed February 12, 2016 with the SEC by FMR LLC, parent company of Fidelity Management & Research Company, for the period ended December 31, 2015.  Of the 2,781,617 shares beneficially owned, Fidelity Management & Research Company has sole investment power, but no voting power, with respect to all such shares.

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of Common Stock as of the Record Date for each Director and nominee for Director, each Named Executive Officer and for all Directors (including nominees) and executive officers of the Corporation as a group. The address of the persons listed below is 408 East Second Street, Muscatine, Iowa 52761.

Name of Beneficial Owner	Common Stock (1)	Common Stock Units (2)	Stock Options Exercisable as of the Record Date or Within 60 Days Thereof	Total Stock and Stock-Based Holdings	Percent of Class (3)
Stan A. Askren	143,884	62,596	757,435	963,915	2.2%
Mary A. Bell	9,245	29,371	0	38,616	*
Miguel M. Calado	49,779	0	0	49,779	*
Cheryl A. Francis	54,766	0	0	54,766	*
James R. Jenkins	0	38,471	0	38,471	*
Mary K.W. Jones	0	0	0	—	*
Dennis J. Martin	9,133	21,961	0	31,094	*
Larry B. Porcellato	17,929	18,329	0	36,258	*
Abbie J. Smith	2,505	44,616	0	47,121	*
Brian E. Stern	40,288	0	0	40,288	*
Ronald V. Waters, III	24,646	14,207	0	38,853	*
Bradley D. Determan	31,581	3,283	48,092	82,956	*
Jerald K. Dittmer	28,496	0	185,556	214,052	*
Jeffrey D. Lorenger	25,256	0	119,457	144,713	*
Kurt A. Tjaden	36,619	0	125,563	162,182	*
All Directors and executive officers as a group – (20 persons)	562,989	232,834	1,412,678	2,208,501	5.0%

Notes

(1)
Includes restricted shares held by executive officers over which they have voting power but not investment power, shares held directly or in joint tenancy, shares held in trust, by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole voting or shared voting and/or investment power. Each individual or member of the group has sole voting and/or investment power with respect to the shares shown in the table above, except Mr. Askren's spouse shares voting and investment power with respect to 7,588 of the 143,884 shares listed above for Mr. Askren, and Mr. Calado's former spouse shares voting and investment power with respect to 5,000 of the 49,779 shares listed above for Mr. Calado.

(2)
Indicates the nonvoting share units credited to the account of the named individual or members of the group, as applicable, under either the Deferred Plan or the Directors Deferred Plan. For additional information on the Deferred Plan, see "Retirement and Other Compensation Plans – Deferred Compensation Plan" on page 32 and the Nonqualified Deferred Compensation for Fiscal 2015 Table on page 39 of this Proxy Statement. For additional information on the Directors Deferred Plan, see "Director Compensation" on page 46 of this Proxy Statement.

(3)	* less than one percent.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of January 2, 2016, about Common Stock which may be issued under the Corporation's equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans approved by security holders	3,728,177 (1)	30.79	4,229,228 (4)
Equity Compensation Plans not approved by security holders	259,283 (2)	––	620,688 (5)
Total	3,987,460	30.79	4,849,916

Notes

(1)
Includes: (i) shares to be issued upon the exercise of outstanding stock options granted under the Stock Plan – 3,173,932 and the HNI Stock-Based Compensation Plan (the "Prior Stock Plan") – 184,391 prior to termination of such Plan in May 2007; (ii) shares to be issued upon the vesting of outstanding RSUs under the Stock Plan – 38,500; and (iii) the target value of the 2015 Incentive Plan awards for all award recipients divided by $36.06, the closing price of a share of Common Stock on December 31, 2015, the last trading day of Fiscal

2015 – 331,354. The termination of the Prior Stock Plan did not impact the validity of any outstanding stock options granted under such plan prior to termination. As of the last day of Fiscal 2015, there were no outstanding warrants or rights under the Stock Plan or the Prior Stock Plan and options, warrants, rights or RSUs under the 2007 Equity Plan or the 1997 Equity Plan for Non-Employee Directors. The number of shares attributable to Incentive Plan awards also overstates expected Common Stock dilution as the Corporation did not pay out any portion of the 2015 Incentive Plan awards for any recipient in the form of Common Stock.

(2)
Includes the nonvoting share units credited to the account of individual executive officers or Directors under either the Deferred Plan – 56,311 or the Directors Deferred Plan – 202,973. For additional information on the Deferred Plan, see "Retirement and Other Compensation Plans – Deferred Compensation Plan" on page 32 and the Nonqualified Deferred Compensation for Fiscal 2015 Table on page 39 of this Proxy Statement. For additional information on the Directors Deferred Plan, see "Director Compensation" on page 46 of this Proxy Statement.

(3)	This column does not take into account any of the RSUs, Performance Plan awards, Incentive Plan awards or nonvoting share units discussed in Notes 1 and 2 above.

(4)
Includes shares available for issuance under the Stock Plan – 3,670,874, the 2007 Equity Plan – 185,151 and the HNI Corporation 2002 Members' Stock Purchase Plan (the "MSPP") – 373,203. Of the 9,000,000 shares (increased from 5,000,000 in 2013 amendment) originally available for issuance under the Stock Plan, no more than 3,000,000 (increased from 2,000,000 in 2013 amendment) of such shares can be issued as full-value awards. At the end of Fiscal 2015, 1,950,898 of the 3,000,000 shares reserved for full-value awards were available for issuance. Of the remaining shares available for issuance under the 2007 Equity Plan, all can be issued as full-value awards. The MSPP allows members to purchase Common Stock at 85 percent of the closing share price on each quarterly exercise date up to an annual aggregate amount of $25,000 per year and is available generally to all members.

(5)	Includes nonvoting share units available for issuance under the Deferred Plan – 237,244 and the Directors Deferred Plan – 383,444.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, the Directors and executive officers of the Corporation, and certain persons who own more than ten percent of the Outstanding Shares, are required to report their ownership of Common Stock and changes in ownership to the SEC and the NYSE. Specific due dates for these reports have been established by the SEC, and the Corporation is required to report in this Proxy Statement any known failure to file by these dates during Fiscal 2015.

Based solely on a review of copies of the reports the Corporation has received, or written representations from certain reporting persons, the Corporation believes during Fiscal 2015 all reporting persons made all filings required by Section 16(a) of the Exchange Act on a timely basis.

DEADLINE FOR SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

Proposals by shareholders intended to be presented at the 2017 Annual Meeting must be received at the Corporation's executive offices no later than November 25, 2016 to be included in the proxy statement and form of proxy. All shareholder notice of proposals submitted outside the processes of Exchange Act Rule 14a-8 must be received between February 9, 2017 and March 11, 2017 to be considered for presentation at the 2017 Annual Meeting, but will not be included in the proxy statement. In addition, shareholder proposals must comply with the informational requirements contained in Section 2.16(a)(2) of the By-laws in order to be presented at the 2017 Annual Meeting. On written request to the Corporate Secretary at HNI Corporation, 408 East Second Street, Muscatine, Iowa 52761, the Corporation will provide, without charge to any shareholder, a copy of the By-laws.

OTHER MATTERS

The Board knows of no other matters that will be brought before the Meeting, but, if other matters properly come before the Meeting, it is intended the persons named in the proxy will vote the proxy according to their best judgment.

On written request to the Corporate Secretary at HNI Corporation, 408 East Second Street, Muscatine, Iowa 52761, the Corporation will provide, without charge to any shareholder, a copy of its Annual Report on Form 10-K for the year ended January 2, 2016, including financial statements and schedules, filed with the SEC. The report is also available on the Corporation's website at www.hnicorp.com, under "Investors - Financial Reporting - SEC Filings."

Information set forth in this Proxy Statement is as of March 25, 2016, unless otherwise noted.

Steven M. Bradford
Senior Vice President, General Counsel and Secretary
March 25, 2016

Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report on page 16 of this Proxy Statement and the Compensation Committee Report on page 34 of this Proxy Statement shall not be incorporated by reference into any such filings.

An Annual Report to Security Holders, including financial statements and schedules, of the Corporation for Fiscal 2015 is being mailed to shareholders of the Corporation together with this Proxy Statement. The Annual Report to Security Holders does not form any part of the material for the solicitation of proxies.

HNI CORPORATION
408 EAST SECOND STREET
MUSCATINE, IA 52761

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E04494-P71140

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HNI CORPORATION

The Board of Directors recommends you vote FOR the following:

	For	Against	Abstain
1. Election of Directors			
1a. Mary K.W. Jones	☐	☐	☐
1b. Abbie J. Smith	☐	☐	☐

The Board of Directors recommends you vote FOR the following:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted by your proxies in their discretion.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date